Filed Pursuant to Rule 424(b)(3)
Registration No. 333-158111

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.

SUPPLEMENT NO. 2 DATED APRIL 20, 2012

TO THE PROSPECTUS DATED JANUARY 9, 2012

This document supplements, and should be read in conjunction with, our prospectus dated January 9, 2012 relating to our offering of 330,000,000 shares of our common stock. Unless otherwise defined in this Supplement No. 2, capitalized terms used have the same meanings as set forth in our prospectus. The purpose of this Supplement No. 2 is to disclose:

•	the status of our public offering;

•

updates to the descriptions of our real estate acquisitions in our prospectus, including our recent acquisitions of Sierra Providence East Medical Plaza 1 located in El Paso, Texas; Southeastern Skilled Nursing Facility Portfolio located in Conyers, Covington, Snellville, Gainesville and Atlanta, Georgia, Memphis and Millington, Tennessee, Shreveport, Louisiana and Mobile, Alabama; FLAGS MOB Portfolio located in Boynton Beach, Florida, Okatie, South Carolina and Austell, Georgia; and Spokane Medical Office Building located in Spokane, Washington;

•	prior performance information relating to Griffin Capital Corporation;

•	the declaration of distributions to our stockholders;

•	updates to the “Risk Factors” section of our prospectus;

•	updates to the “Selected Financial Data” section of our prospectus;

•	updates to the “Our Performance” section of our prospectus;

•	an update to the “Investment Portfolio — Depreciation” section of our prospectus;

•	updates to the “Management of our Company” section of our prospectus;

•	updates to the “Compensation Table — Compensation Paid to Our Former Advisor” section of our prospectus;

•	an update regarding our share repurchase plan;

•	updates to the “Experts” section of our prospectus; and

•	updates to the “Incorporation of Certain Information by Reference” section of our prospectus.

Status of our Public Offering

We commenced our initial public offering of shares of our common stock on August 24, 2009. As of April 13, 2012, we had received and accepted subscriptions in our offering for 56,783,468 shares of our common stock, or approximately $566,680,000, excluding shares of our common stock issued pursuant to our distribution reinvestment plan, or DRIP. As of April 13, 2012, 243,216,532 shares remained available for sale to the public pursuant to our offering, excluding shares available pursuant to our DRIP. We will sell shares of our common stock in this offering until the earlier of August 24, 2012, or the date on which the maximum offering amount has been sold; provided, however, that our board of directors may extend this offering as permitted under applicable law, or we may extend this offering with respect to shares of our common stock offered pursuant to the DRIP. However, we reserve the right to terminate this offering at any time prior to such termination date.

Recent Acquisitions

The following information should be read in conjunction with the “Prospectus Summary — Description of Investments” section beginning on page 8 of our prospectus and the “Investment Portfolio — Acquired Properties” section beginning on page 112 of our prospectus:

Acquired Properties

As of March 20, 2012, we had completed 28 acquisitions, comprising 71 buildings and an aggregate of 2,654,000 square feet of gross leasable area, or GLA, for an aggregate purchase price of $662,735,000, in various states.

Property Name(1)	Type of Property	GLA (Sq Ft)	Occupancy	Purchase Date	Contract Purchase Price	Mortgage Debt(2)	Interest Rate(2)	Maturity Date	Property Taxes(3)	Capitalization Rate(4)	Location
Lacombe Medical Office Building	Medical Office	34,000	100%	03/05/10	$6,970,000	$—	—%	—	$118,000	8.48%	Lacombe, LA
Center for Neurosurgery and Spine	Medical Office	33,000	100%	03/31/10	6,500,000	2,907,000	1.34%	08/15/21 (callable)	154,000	8.54%	Sartell, MN
Parkway Medical Center	Medical Office	88,000	91.7%	04/12/10	10,900,000	—	—%	—	168,000	8.13%	Beachwood, OH
Highlands Ranch Medical Pavilion	Medical Office	37,000	100%	04/30/10	8,400,000	4,265,000	5.88%	11/11/12	238,000	8.49%	Highlands Ranch, CO
Muskogee Long-Term Acute Care Hospital	Healthcare- Related Facility	37,000	100%	05/27/10	11,000,000	7,055,000	2.64%	04/08/18	100,000	9.06%	Muskogee, OK
St. Vincent Medical Office Building	Medical Office	51,000	95.4%	06/25/10	10,100,000	—	—%	—	159,000	8.60%	Cleveland, OH
Livingston Medical Arts Pavilion	Medical Office	29,000	100%	06/28/10	6,350,000	—	—%	—	50,000	8.44%	Livingston, TX
Pocatello East Medical Office Building	Medical Office	76,000	100%	07/27/10	15,800,000	7,741,000	6.00%	10/01/20	214,000	8.39%	Pocatello, ID

Monument Long-Term Acute Care Hospital Portfolio	Healthcare-Related Facility	115,000	100%	08/12/10, 08/31/10, 10/29/10 and 01/31/11	41,695,000	15,138,000	5.53%	06/19/18	369,000	8.85%	Cape Girardeau, Joplin, Columbia, MO and Athens, GA
Virginia Skilled Nursing Facility Portfolio	Healthcare-Related Facility	232,000	100%	09/16/10	45,000,000	9,771,000	5.50%	09/14/12	215,000	9.66%	Charlottesville, Bastian, Lebanon, Fincastle, Low Moor, Midlothian and Hot Springs, VA
Sylva Medical Office Building	Medical Office	45,000	100%	11/15/10	11,400,000	—	—%	—	17,000	8.21%	Sylva, NC
Surgical Hospital of Humble	Healthcare-Related Facility	30,000	100%	12/10/10	13,100,000	—	—%	—	152,000	9.27%	Humble, TX
Lawton Medical Office Building Portfolio	Medical Office	62,000	100%	12/22/10	11,550,000	7,099,000	3.10%	01/01/16	187,000	8.14%	Lawton, OK
Ennis Medical Office Building	Medical Office	30,000	94.8%	12/22/10	7,100,000	—	—%	—	92,000	8.17%	Ennis, TX
St. Anthony North Medical Office Building	Medical Office	60,000	88.5%	03/29/11	11,950,000	—	—%	—	263,000	7.82%	Westminster, CO
Loma Linda Pediatric Specialty Hospital	Healthcare-Related Facility	34,000	100%	03/31/11	13,000,000	—	—%	—	27,000	10.00%	Loma Linda, CA
Yuma Skilled Nursing Facility	Healthcare-Related Facility	40,000	100%	04/13/11	11,000,000	—	—%	—	24,000	9.80%	Yuma, AZ
Hardy Oak Medical Office Building	Medical Office	42,000	100%	04/14/11	8,070,000	5,157,000	6.60%	10/10/16	159,000	8.44%	San Antonio, TX
Lakewood Ranch Medical Office Building(5)	Medical Office	58,000	85.2%	04/15/11	12,500,000	—	—%	—	166,000	8.89%	Bradenton, FL
Dixie-Lobo Medical Office Building Portfolio	Medical Office	156,000	100.0%	05/12/11	30,050,000	—	—%	—	249,000	9.41%	Alice, Lufkin, Victoria and Wharton, TX, Carlsbad and Hobbs, NM, Hope, AR and Lake Charles, LA
Milestone Medical Office Building Portfolio	Medical Office	179,000	74.6%	05/26/11	44,050,000	16,000,000	4.50%	02/01/17	165,000	7.96%	Jersey City, NJ and Benton and Bryant, AR

Property Name(1)	Type of Property	GLA (Sq Ft)	Occupancy	Purchase Date	Contract Purchase Price	Mortgage Debt(2)		Interest Rate(2)	Maturity Date	Property Taxes(3)		Capitalization Rate(4)	Location
Philadelphia SNF Portfolio(6)	Healthcare-Related Facility	392,000	100%	06/30/11	$75,000,000	$—		—%	—	$540,000	(7)	10.02%	Philadelphia, PA
Maxfield Medical Office Building	Medical Office	41,000	90.5%	07/11/11	7,200,000	5,008,000		5.17%	02/28/15	81,000		8.35%	Sarasota, FL
Lafayette Physical Rehabilitation Hospital	Healthcare-Related Facility	26,000	100%	09/30/11	12,100,000	—		—%	—	61,000		8.85%	Lafayette, LA
Sierra Providence East Medical Plaza I	Medical Office	60,000	89.2%	12/22/11	7,840,000	—		—%	—	147,000		7.80%	El Paso, TX
Southeastern Skilled Nursing Facility Portfolio	Healthcare-Related Facility	454,000	100%	01/10/12	166,500,000	82,989,000	(8)	4.75%	05/31/12 08/01/40 03/01/45 08/01/45	$852,000		9.50%	Conyers, Covington, Snellville, Gainesville and Atlanta, GA, Memphis and Millington, TN, Shreveport, LA and Mobile, AL
FLAGS MOB Portfolio	Medical Office	117,000	94.2%	01/27/12	25,110,000	11,925,000	(9)	5.86%	07/01/14 08/01/16	233,000		8.51%	Boynton Beach, FL, Austell, GA and Okatie, SC
Spokane MOB	Medical Office	96,000	96.6%	01/31/12	32,500,000	14,433,000		5.59%	03/11/35	162,000		8.46%	Spokane, WA

Total/Weighted Average		2,654,000	96.5%		$662,735,000	$189,488,000				$5,362,000

(1)	We own 100% of all of our properties, except for Pocatello East Medical Office Building, of which we own 98.75%.

(2)	Represents the mortgage balance and interest rate as of March 20, 2012. As of March 20, 2012, we had nine fixed rate and five variable rate mortgage loans with effective interest rates ranging from 1.34% to 6.60% per annum and a weighted average effective interest rate of 4.91% per annum. In addition, we had three fixed rate interest rate swaps ranging from 4.28% to 6.00% per annum, thereby fixing our interest rates on three of our variable rate mortgage loans payable. For Southeastern Skilled Nursing Facility Portfolio and FLAGS MOB Portfolio, the interest rates reflect a weighted average interest rate of the various mortgage loans outstanding on the respective portfolio as of March 20, 2012. Most of the mortgage loans payable and interest rate swaps may be prepaid but in some cases subject to a prepayment premium. In the event of prepayment, the amount of the prepayment premium will be paid according to the terms of the applicable loan documents. See the “Investment Objectives, Strategy and Criteria – Our Strategies and Policies with Respect to Borrowing" section of our prospectus.

(3)	Represents the real estate taxes on the property for 2011.

(4)	The estimated capitalization rates are based on each property's net operating income from the in-place leases for the twelve months after the date of purchase of the respective property, including any contractual rent increases contained in such leases for these twelve months, divided by the purchase price for the respective property, exclusive of any acquisition fees and expenses paid. In calculating each property's net income, we generally estimate each property's expenses for the twelve months after the date of purchase by evaluating historical expenses of the property and adjusting for factors such as the property's age, location and other information we obtained during our due diligence examination of the property prior to its acquisition. We also estimate each property's occupancy for the twelve months after the date of purchase using assumptions regarding upcoming lease renewals or terminations based on information we obtained about the property and its tenants during our due diligence examination of the property prior to its acquisition. The capitalization rates do not reflect reserves for replacements.

(5)	We paid a loan defeasance fee of approximately $1,223,000, or the loan defeasance fee, related to the repayment of a loan that the seller of Lakewood Ranch Medical Office Building had received from Lincoln Financial Group or its affiliates, or the Lakewood Ranch Seller’s Loan, prior to its maturity date. The Lakewood Ranch Seller’s Loan was secured by Lakewood Ranch Medical Office Building and had an outstanding principal balance of approximately $7,561,000 at the time of our repayment. As a result of the loan defeasance fee, the fees and expenses associated with the Lakewood Ranch Medical Office Building acquisition exceeded 6.0% of the contract purchase price of the Lakewood Ranch Medical Office Building, whereby pursuant to our charter, prior to the acquisition of the Lakewood Ranch Medical Office Building, our directors, including a majority of our independent directors, not otherwise interested in the transaction, approved the fees and expenses associated with the acquisition of the Lakewood Ranch Medical Office Building in excess of the 6.0% limit and determined that such fees and expenses were commercially competitive, fair and reasonable to us.

(6)	We paid a state and city transfer tax of approximately $1,479,000 related to the transfer of ownership in the sale of the Philadelphia SNF Portfolio. Also, we paid additional closing costs of $1,500,000 related to the operator’s costs associated with the sale of the portfolio. As a result of the state and city transfer tax and additional closing costs, the fees and expenses associated with the acquisition of the Philadelphia SNF Portfolio exceeded 6.0% of the contract purchase price of the Philadelphia SNF Portfolio. Pursuant to our charter, prior to the acquisition of the Philadelphia SNF Portfolio, our directors, including a majority of our independent directors, not otherwise interested in the transaction, approved the fees and expenses associated with the acquisition of the Philadelphia SNF Portfolio in excess of the 6.0% limit and determined that such fees and expenses were commercially competitive, fair and reasonable to us.

(7)	Philadelphia SNF Portfolio did not pay real estate taxes due to the non-profit status of the prior owner during the first six months of 2011.

(8)	Southeastern SNF Portfolio is secured by multiple mortgages. See the “– Southeastern Skilled Nursing Facility Portfolio – Financing and Fees” section of this supplement for a further description of the interest rates and maturity dates.

(9)	FLAGS MOB Portfolio is secured by two mortgage loans with principal amounts outstanding of $7,786,000 and $4,139,000, interest rates of 5.62% and 6.31%, respectively, and maturity dates of July 1, 2014 and August 1, 2016, respectively.

The table below represents the number and percentage of aggregate purchase price of our properties by state as of March 20, 2012.

	Properties Owned
State	Number	As a Percentage of Aggregate Purchase Price
Multi-State(1)	5	46.2%
Pennsylvania	1	11.3
Virginia	1	6.8
Texas	5	6.4
Washington	1	4.9
Oklahoma	2	3.4
Ohio	2	3.2
Colorado	2	3.1
Florida	2	3.0
Louisiana	2	2.9
Idaho	1	2.4
California	1	2.0
North Carolina	1	1.7
Arizona	1	1.7
Minnesota	1	1.0

Total	28	100%

(1)	Monument Long-Term Acute Care Hospital Portfolio has three facilities located in Missouri and one in Georgia. Dixie-Lobo Medical Office Building Portfolio has four facilities located in Texas, two in New Mexico, one in Arkansas and one in Louisiana. Milestone Medical Office Building Portfolio has three facilities in Arkansas and one in New Jersey. Southeastern Skilled Nursing Facility Portfolio, or Southeastern SNF Portfolio, has six facilities located in Georgia, two facilities in Tennessee, one in Louisiana and one in Alabama. FLAGS MOB Portfolio has one facility located in each of Florida, Georgia and South Carolina.

The table below describes the types of real estate operating properties we owned as of March 20, 2012:

	Number of Properties	GLA (Sq Ft)
Medical Office	19	1,294,000
Healthcare-Related Facility	9	1,360,000

	28	2,654,000

The table below describes the average occupancy rate and the average effective annual rental rate per leased square foot of our portfolio for each of the last four years ended December 31, 2011 and as of March 20, 2012, for which we owned properties:

	2008(1)	2009(1)	2010(2)	2011(2)	2012(2)
Occupancy Rate	N/A	N/A	98.3%	96.1%	96.5%
Average Effective Annual Rental Rate per Leased Square Foot	N/A	N/A	$21.16	$21.37	$24.21

(1)	We were initially capitalized on January 7, 2009 and therefore we consider that our date of inception. We purchased our first property on March 5, 2010.

(2)	Based on leases in effect as of December 31, 2010, December 31, 2011 and March 20, 2012.

As of March 20, 2012, the following tenants accounted for 10.0% or more of the GLA of our portfolio of properties:

Tenant	Effective Annual Rental Rate Per Square Foot	GLA (Sq Ft)	Lease Expiration Date	Renewal Options	Principal Nature of the Business
Warsaw Road, L.P. (Wellington Healthcare Services, L.P.)	$34.86	454,000	January 2027	2 Ten-Year Terms	Skilled Nursing Facility

PA Holdings — SNF, L.P. (Mid-Atlantic Health Care, LLC)	$19.19	392,000	June 2026	2 Five-Year Terms followed by 1 Four-Year and Eleven Months Term followed by 1 Five-Year Term	Skilled Nursing Facility

The following table sets forth the lease expirations of our property portfolio for the next ten years, including the number of leases that will expire in the applicable year, the total area in square feet covered by such leases and the gross annual rent and percentage of gross annual rent represented by such leases as of March 20, 2012:

Year	No. of Leases Expiring	Total Square Feet of Expiring Leases	Gross Annual Rent of Expiring Leases	% of Gross Annual Rent Represented by Expiring Leases
2012	21	58,000	$1,126,000	1.5%
2013	30	109,000	2,338,000	3.2
2014	31	152,000	3,163,000	4.3
2015	36	137,000	2,753,000	3.7
2016	24	194,000	4,034,000	5.5
2017	13	60,000	1,216,000	1.6
2018	10	85,000	1,662,000	2.2
2019	11	157,000	4,194,000	5.7
2020	21	83,000	2,434,000	3.3
2021	10	69,000	2,044,000	2.8
Thereafter	24	1,459,000	48,920,000	66.2

	231	2,563,000	$73,884,000	100%

Currently, we have no plans for any significant renovations, improvements or development with respect to any of our properties over the next few years, except as budgeted. We believe that each of our properties is adequately covered by insurance and is suitable for its intended purpose.

Our medical office buildings and healthcare-related facilities face competition from nearby medical office buildings and healthcare-related facilities that provide comparable services.

We will pay AHI Management Services, Inc., or AHI Management Services, an affiliate of our sub-advisor, 4.0% of the gross monthly cash receipts derived from the operations of these properties, except with respect to Muskogee Long-Term Acute Care Hospital, Monument Long-Term Acute Care Hospital Portfolio, Virginia Skilled Nursing Facility Portfolio, Sylva Medical Office Building, Surgical Hospital of Humble, Lawton Medical Office Building Portfolio, Loma Linda Pediatric Specialty Hospital, Yuma Skilled Nursing Facility, Dixie-Lobo Medical Office Building Portfolio, Philadelphia SNF Portfolio, Lafayette Physical Rehabilitation Hospital and Southeastern SNF Portfolio, for which we will pay an oversight fee of 1.0% of the gross monthly cash receipts derived from the operations of the property. Among other things, AHI Management Services has the authority to negotiate and enter into leases of our properties on our behalf (in substantial conformance with approved leasing parameters and the operating plan), to incur costs and expenses, to pay property operating costs and expenses from property cash flow or reserves and to require that we provide sufficient funds for the payment of operating expenses. For more information regarding AHI Management Services, see the section of our prospectus captioned “Management of Our Company — Affiliated Companies — Property Manager.” Other affiliates of us, our advisor or our sub-advisor may receive additional fees or other compensation as a result of our property acquisitions in accordance with the compensation provisions described in our prospectus.

Southeastern Skilled Nursing Facility Portfolio

On January 10, 2012, we, through G&E HC REIT II Southeastern SNF Portfolio, LLC, our wholly owned subsidiary, acquired 10 separate skilled nursing facilities, or the Southeastern SNF Portfolio, from twenty entities affiliated with Wellington Healthcare Services, L.P., an unaffiliated third party, for an aggregate contract purchase price of approximately $166,500,000, plus closing costs.

The Southeastern SNF Portfolio consists of 10 separate skilled nursing facilities: (i) Rockdale Healthcare Center, Riverside Health Care Center, New London Healthcare Center, Bell Minor Home, Westminster Commons and Nurse Care of Buckhead, located in Conyers, Covington, Snellville, Gainesville, Atlanta and Atlanta, Georgia, respectively; (ii) Parkway Health and Rehabilitation Center and Millington Healthcare Center, located in Memphis and Millington, Tennessee, respectively; (iii) Nurse Care of Shreveport, located in Shreveport, Louisiana; and (iv) Sea Breeze Health Care Center, located in Mobile, Alabama.

Financing and Fees

We financed the purchase price of the Southeastern SNF Portfolio using a combination of debt financing, including: (i) the assumption of nine U.S. Department of Housing and Urban Development, or HUD, loans with then current principal amounts totaling approximately $70,484,000, as further described below; (ii) the assumption of the loan on New London Healthcare Center with a then current principal amount of approximately $12,675,000, a blended effective interest rate equal to the London Interbank Offered Rate plus 425 basis points and a maturity date of May 31, 2012; (iii) $20,000,000 in borrowings under our secured revolving line of credit with KeyBank National Association, or KeyBank, (iv) $38,435,000 in borrowings under our secured revolving line of credit with Bank of America, N.A., or Bank of America; and (v) funds raised through our initial public offering. See the “Investment Objectives, Strategy and Criteria — Our Strategies and Policies with Respect to Borrowing” section of our prospectus for a discussion of our lines of credit with KeyBank and Bank of America. In connection with the acquisition, we incurred an acquisition fee of approximately $4,579,000, or 2.75% of the aggregate contract purchase price, to Grubb & Ellis Equity Advisors, LLC, the managing member of our former advisor, Grubb & Ellis Healthcare REIT II Advisor, LLC.

On January 10, 2012, in connection with the acquisition of nine of the skilled nursing facilities in the Southeastern SNF Portfolio, as follows: (i) Rockdale Healthcare Center; (ii) Riverside Health Care Center; (iii) Bell Minor Home; (iv) Westminster Commons; (v) Nurse Care of Buckhead; (vi) Parkway Health and Rehabilitation Center; (vii) Millington Healthcare Center; (viii) Nurse Care of Shreveport; and (ix) Sea Breeze Health Care Center, which are collectively referred to herein as the Nine HUD Facilities, we, through each of our respective wholly-owned subsidiaries, entered into nine assumption, release and modification agreements with Capital Funding, LLC, the Secretary of HUD and each of the original borrowers under the loans securing the Nine HUD Facilities, or the Nine HUD Loans. The Nine HUD Loans are evidenced by nine separate allonges to either a deed of trust note, mortgage note, or security deed note, in the following then current principal amounts: $8,045,000 for Rockdale Healthcare Center, $11,354,000 for Riverside Health Care Center, $7,089,000 for Bell Minor Home, $4,596,000 for Westminster Commons, $11,922,000 for Nurse Care of Buckhead, $6,764,000 for Parkway Health and Rehabilitation Center, $4,795,000 for Millington Healthcare Center, $10,868,000 for Nurse Care of Shreveport and $5,051,000 for Seabreeze Health Care Center, for a combined total then current principal amount of approximately $70,484,000. The nine assumption, release and modification agreements and nine allonges are collectively referred to herein as the HUD Loan Documents.

The material terms of the Nine HUD Loans include: (i) a 30-year term with a maturity date of August 1, 2040 (except for Parkway Health and Rehabilitation Center, Millington Healthcare Center, Rockdale Healthcare Center and Nurse Care of Buckhead which have 35-year terms that expire on March 1, 2045); (ii) a fixed interest rate of 4.57% per annum (except for Sea Breeze Health Care Center, Riverside Health Care Center, Nurse Care of Shreveport and Millington Healthcare Center which have a fixed interest rate of 4.60% per annum and Rockdale Healthcare Center and Nurse Care of Buckhead which have fixed interest rates of 5.25% per annum); (iii) monthly payments of principal, interest and mortgage insurance premiums by the borrower of each of the Nine HUD Loans; (iv) prepayment lockouts and penalties whereby no prepayment may be made before September 1, 2012; thereafter, a prepayment is allowed on the last business day of the calendar month with 30 days written notice (with a prepayment premium of 8.00% on September 1, 2012 and decreasing 1.00% on September 1 of each year thereafter until reaching 0% on September 1, 2020 (Rockdale Healthcare Center and Nurse Care of Buckhead have prepayment lockouts until April 1, 2012 with a decrease in penalty that will occur on April 1 of each year); however, HUD may elect to waive the prepayment penalty if it determines that prepayment will avoid a mortgage/security deed insurance claim and is in the best interest of the Federal Government); (v) collateral in the form of loans secured by first mortgages on the land and improvements, a security agreement creating first mortgage liens on the furnishings and equipment located at the facility and other personal property owned by the borrower, master tenant and the operator (including cash and non-cash proceeds) and the endorsement by the Federal Housing Administration; (vi) monthly replacement reserve, hazard insurance and tax payments (which will be paid by the operator as supplemental rent, as defined in the HUD Loan Documents) by the borrower in amounts determined by HUD and Capital Funding, LLC; and (vii) prohibitions on the borrower from making distributions except surplus cash on a quarterly, semi-annual or annual fiscal year basis and subject to approval by HUD.

Description of the Southeastern SNF Portfolio

The Southeastern SNF Portfolio consists of 10 separate skilled nursing facilities, as listed above, and totals approximately 454,000 square feet of GLA and 1,364 beds. The facilities in the portfolio were built and/or renovated between 1969 and 1999. The Southeastern SNF Portfolio faces competition from a variety of skilled nursing, rehabilitation and other medical facilities in each of the cities where the facilities are located and the surrounding areas.

The Southeastern SNF Portfolio is 100% leased to one tenant, Warsaw Road, L.P. (Wellington Healthcare Services, L.P.), which provides skilled nursing services at each of the 10 facilities, under an absolute net master lease and an operating lease, as further described below, that expires in January 2027. The following table shows, as of March 2012, the effective annual rental rate per square foot, GLA, lease expiration and renewal options for the sole tenant of the Southeastern SNF Portfolio:

Tenant	Effective Annual Rental Rate Per Square Foot	GLA (Sq Ft)	Lease Expiration	Renewal Options
Warsaw Road, L.P. (Wellington Healthcare Services, L.P.)	$34.86	454,000	January 2027	2 Ten-Year Terms

On January 10, 2012, concurrently with the closing of the acquisition of the Southeastern SNF Portfolio, we, through our subsidiaries: G&E HC REIT II Rockdale SNF, LLC, G&E HC REIT II Covington SNF, LLC, G&E HC REIT II Gainesville SNF, LLC, G&E HC REIT II Westminster SNF, LLC, G&E HC REIT II Buckhead SNF, LLC, G&E HC REIT II Memphis SNF, LLC, G&E HC REIT II Millington SNF, LLC, G&E HC REIT II Shreveport SNF, LLC, and G&E HC REIT II Mobile SNF, LLC, which are collectively referred to herein as the Master Landlord, entered into a master lease, or the Master Lease, with Warsaw Road, L.P., or the Master Tenant, an affiliate of Wellington Healthcare Services, L.P., for the Nine HUD Facilities.

The Master Lease constitutes one indivisible lease for the Nine HUD Facilities. The material terms of the Master Lease provide for: (i) a 15 year triple-net lease expiring on January 31, 2027, with two 10-year extension options; (ii) minimum rent in the first year of $13,452,000, payable in 12 monthly installments; (iii) minimum rent for subsequent years subject to increases annually by the lesser of 2.9% or the annual average consumer price index for the immediately preceding lease year (but in no event less than 2.0% per year); (iv) upon the exercise of an extension option, the base rent for the first year of each extension period equal to the greater of: the market rental rate as of the first day of the extended rental period or the base rent for the last lease year of the then-current term or extended term (plus the applicable escalator); thereafter, the minimum rent will increase in the same manner as the initial term of the lease; (v) capital expenditures required to be completed by the Master Tenant of $400 per bed on a per facility basis during each calendar year, based on a three calendar year historical average, with the per bed minimum to be increased after each five year calendar period by 75.0% of the cumulative consumer price index for the fifth year plus the preceding four years.

Pursuant to the Master Lease, we have approved operating subleases between the Master Tenant and the individual operators of the Nine HUD Facilities: LTC Consulting, L.P. for the Rockdale Healthcare Center, Riverside Healthcare, L.P. for the Riverside Healthcare Center, Hamilton Mill Associates, L.P. for the Bell Minor Home, Facility Investments, L.P. for Westminster Commons, Pharr Court Associates, L.P. for Nurse Care of Buckhead, South Parkway Associates, L.P. for Parkway Health and Rehabilitation, Wellington Healthcare Properties, L.P. for Millington Healthcare Center, Irving Place Associates, L.P. for Nurse Care of Shreveport and Congress Street Partners, L.P. for the Sea Breeze Health Care Center, or the Operating Subleases. The subleases incorporate all of the terms of the Master Lease. However, the Master Tenant shall not directly or indirectly sell, assign, mortgage, alienate, sublease or otherwise transfer the lease, permit any assignment of the lease, or grant any sublease (other than the Operating Subleases), license, concession or other right of occupancy of all or any portion of the premises, without our prior written consent, which consent may not be unreasonably withheld, conditioned or delayed. The Master Lease also includes a HUD addendum that incorporates provisions required for a master lease under HUD’s 232/233(f) LEAN program.

The Master Lease also contains covenants, terms and conditions that are customary for master leases and transactions of this type. In addition, all tenant obligations under the Master Lease are unconditionally guaranteed in favor of the Master Landlord by Wellington Healthcare Services, L.P., Bombay Lane, L.P., an affiliate of the Master Tenant, and the operator subtenants pursuant to lease guaranties.

On January 10, 2012, concurrently with the closing of the acquisition of the Southeastern SNF Portfolio, we, through G&E HC REIT II Snellville SNF, LLC, our indirect wholly owned subsidiary, or the New London Landlord, also entered into an operating lease with England Associates, L.P., the operator of New London Healthcare Center, or the Operating Lease. The material terms of the Operating Lease are substantially similar to the terms of the Master Lease, with a 15 year triple-net lease expiring on January 31, 2027, with two 10-year extension options, except that the annual base rent under the Operating Lease for the first year is $2,366,000, payable in 12 monthly installments and subject to the same annual increases and extension terms of the Master Lease for subsequent years.

Additionally, the Operating Lease provides that the New London Healthcare Center will be added to the Master Lease and the Master Tenant will enter into a new sublease with England Associates, L.P., substantially similar to the other subleases under the Master Lease, upon termination of the bridge loan by Capital Funding, LLC used to finance the acquisition of the facility, and the obtainment of a Federal Housing Administration insured mortgage loan, which would be subject to approval by HUD and Capital Funding, LLC.

We believe that the Southeastern SNF Portfolio is suitable for its intended purpose and adequately covered by insurance. For federal income tax purposes, we estimate that the depreciable basis in the Southeastern SNF Portfolio will be approximately $158.9 million. For federal income tax purposes, we depreciate furniture and equipment, land improvements and buildings based upon the mandated modified accelerated cost recovery system over five to seven, 15 and 39 years, respectively.

The Southeastern SNF Portfolio was acquired from an owner/operator that occupied 100% of the 10 skilled nursing facilities of the Southeastern SNF Portfolio for the last five years; therefore, no rent was paid during this period.

Prior Performance of Griffin Capital Corporation

The “Prospectus Summary — Prior Investment Programs” section on page 20 of our prospectus and all similar discussions appearing throughout our prospectus are superseded in their entirety as follows:

The “Prior Performance Summary” section of this supplement contains a discussion of the programs sponsored by one of our co-sponsors, Griffin Capital Corporation, or Griffin Capital, through December 31, 2011. Because this is the first real estate program sponsored by our other co-sponsor, American Healthcare Investors LLC, or American Healthcare Investors, no prior performance information is available for American Healthcare Investors. Certain financial data relating to the programs sponsored by Griffin Capital is also provided in the “Prior Performance Tables” in Exhibit A to this supplement. The prior performance of our co-sponsors’ previous real estate programs may not be indicative of our performance and, thus, you should not assume that you will experience financial performance and returns comparable to those experienced by investors in these prior programs. You may experience a small return or no return on, or may lose some or all of, your investment in the shares of our common stock. See the “Risk Factors — Investment Risks — We have a limited operating history. Therefore, you may not be able to adequately evaluate our ability to achieve our investment objectives, and the prior performance of other programs sponsored by Griffin Capital may not be an accurate predictor of our future results” section of our prospectus.

The “Prior Performance Summary” section beginning on page 157 of our prospectus and all similar discussions appearing throughout our prospectus are superseded in their entirety as follows:

The information presented in this section represents the historical experience of certain real estate programs sponsored by Griffin Capital, one of our co-sponsors, and other affiliates of our advisor, including certain officers and directors of our advisor. You should not assume that you will experience returns, if any, comparable to those experienced by investors in such prior real estate programs. Our company is the first real estate program sponsored by American Healthcare Investors, our other co-sponsor.

The information in this section and in the Prior Performance Tables included in this prospectus shows relevant summary information regarding programs sponsored by Griffin Capital. Some programs remaining in operation may acquire additional properties in the future. In addition to our offering, Griffin Capital intends to continue to sponsor Griffin Capital Net Lease REIT, Inc., or GC REIT, along with private offerings of real estate programs. Programs that list substantially the same investment objectives as we do in this prospectus are considered to have investment objectives similar to ours, regardless of the particular emphasis that a program places on each objective.

The information in this summary represents the historical experience of Griffin Capital-sponsored programs. The Prior Performance Tables set forth information as of the dates indicated regarding certain of these prior programs as to: (1) compensation to sponsor (Table II); (2) operating results of prior programs (Table III); (3) results of completed programs (Table IV); and (4) sale or disposals of properties (Table V). (Table I has been omitted from the Prior Performance Tables as Griffin Capital has not had a Prior Real Estate Program that closed during the previous three years pursuant to the financial disclosure requirement).

The purpose of this prior performance information is to enable you to evaluate accurately Griffin Capital’s experience with like programs. The following discussion is intended to summarize briefly the objectives and performance of the prior real estate programs and to disclose any material adverse business developments sustained by them.

Griffin Capital Net Lease REIT, Inc.

GC REIT, a public reporting company, has certain investment objectives similar to ours, including the acquisition and operation of commercial properties; the provision of stable cash flow available for distribution to our stockholders; preservation and protection of capital; and the realization of capital appreciation upon the ultimate sale of our properties. One difference in investment objectives between us and GC REIT is the focus on a particular type or asset class of commercial property. In particular: our focus is on medical office buildings, healthcare-related facilities and quality commercial office properties and to a lesser extent, secured loans and other real estate-related investments. GC REIT focuses on single tenant net lease properties diversified by corporate credit, physical geography, product type and lease duration. On November 6, 2009, GC REIT commenced its current public offering of up to a maximum of 82.5 million shares of common stock, consisting of 75 million shares for sale to the public and 7.5 million shares for sale pursuant to its distribution reinvestment plan. As of December 31, 2011, GC REIT had issued 5.4 million total shares of its common stock for gross proceeds of approximately $54.1 million in its public offering, of which 0.1 million shares, or $1.1 million, were issued pursuant to its distribution reinvestment plan. During the year ended December 31, 2011, GC REIT redeemed 12,000 shares of common stock for approximately $0.1 million at a weighted average price per share of $9.38. Prior to the commencement of its public offering, GC REIT engaged in a private offering to accredited investors only and raised approximately $2.4 million through the issuance of 0.3 million shares.

Using a combination of approximately 58.3% debt, 24.3% issuance of limited partnership units in The GC Net Lease REIT Operating Partnership, LP and 17.4% offering proceeds, as of December 31, 2011, GC REIT had acquired the following seven properties, encompassing approximately 2.3 million rentable square feet:

Property	Acquisition Date	Purchase Price	Property Type	Year Built/ Renovated	Square Feet	Approximate Acres
Renfro
Clinton, SC	06/18/09	$21,700,000	Warehouse/Distribution	1986	566,500	42.2

Plainfield
Plainfield, IL	06/18/09	32,660,000	Office/Laboratory	1985-1991	176,000	29.1

Will Partners
Monee, IL	06/04/10	26,305,000	Warehouse/Distribution	2000	700,200	34.3

Emporia Partners
Emporia, KS	08/27/10	8,360,000	Office/Industrial/ Distribution	1954/2000	320,800	16.6

ITT
Los Angeles, CA	09/23/10	7,800,000	Office	1996/2010	35,800	3.5

Quad/Graphics
Loveland, CO	12/30/10	11,850,000	Industrial/Office	1986/1996/2009	169,800	15.0

LTI
Carlsbad, CA	05/13/11	56,000,000	Office/Laboratory/ Manufacturing	1999	328,700	17.6

Total		$164,675,000			2,297,800	158.3

Private Programs — Overview

The prior privately-offered programs sponsored by Griffin Capital include eight single tenant real estate tenant-in-common offerings, eight multi-tenant real estate tenant-in-common offerings, a Delaware Statutory Trust offering consisting of nine assets, one hotel asset tenant-in-common offering, and a Delaware Statutory Trust offering consisting of an apartment community. Investors in these offerings (other than the Delaware Statutory Trust offerings) acquired an undivided interest in the property that was the subject of such offering.

Beginning in 2004, these 19 privately-offered programs have raised approximately $283.0 million of gross offering proceeds from approximately 554 investors, as of December 31, 2011. With a combination of debt and offering proceeds, these 19 privately-offered programs invested approximately $793.0 million (including acquisition costs and funded reserves) in 30 properties.

Based on the aggregate amount of acquisition costs, the assets in these 19 programs can be categorized as indicated in the chart below.

As a percentage of acquisition costs, the diversification of these 19 programs by geographic area is as follows:

As a percentage of acquisition costs, the allocation of financing proceeds for these 19 programs is as follows:

See Table III of the Prior Performance Tables for more detailed information as to the operating results of such programs whose offerings closed during the previous five years.

Below is a summary of the private programs previously sponsored by Griffin Capital categorized as single tenant net lease programs and other private programs and sponsor investments.

Single Tenant Net Lease Programs

The seven single tenant single-asset real estate tenant-in-common offerings, the one single tenant two-asset real estate tenant-in-common offering and the one single tenant nine-asset Delaware Statutory Trust have raised approximately $117.7 million of gross offering proceeds from 261 investors. With a combination of debt and offering proceeds, these nine privately-offered programs having similar investment objectives invested approximately $346.7 million (including acquisition costs and funded reserves) in 18 properties.

Will Partners Investors, LLC

Will Partners Investors, LLC, or Will Partners, was a privately-offered real estate tenant-in-common offering. Will Partners completed its offering in January 2005 and raised approximately $6.34 million of gross offering proceeds from a total of four investors. With a combination of debt and offering proceeds, Will Partners invested approximately $24.0 million (including acquisition costs) in the following asset:

Tenant:	World Kitchen, LLC
Location:	5800 Industrial Drive, Monee, Illinois 60449
Square Footage:	700,200 square feet
Land Area:	34.3 acres
Asset Class:	Industrial; Warehouse Distribution Facility
No. of Stories:	Single-Story
Lease Type:	Bond-Type Triple-Net

The property is a 700,200 square foot, Class A industrial building, located in Monee (suburban Chicago), Illinois. The property is 100% leased to and occupied by World Kitchen, LLC and serves as their Midwest distribution center, pursuant to a long-term, bond-type triple-net lease. World Kitchen, LLC manufactures bakeware, dinnerware, kitchen and household tools, range top cookware and cutlery products sold under brands including CorningWare, Pyrex, Corelle, Revere, EKCO, Baker’s Secret, Magnalite, Chicago Cutlery, and Olfa. The company employs approximately 2,900 people, and has major manufacturing and distribution operations in the U.S., Canada, and Asia-Pacific regions. Their products are sold through multiple channels, including mass merchants, department stores, specialty retailers, retail food stores, and catalog showrooms.

Affiliates of Griffin Capital and three unaffiliated third party investors contributed this property to GC REIT on June 4, 2010.

Offering proceeds and mortgage debt as a percentage of acquisition costs were 26% and 74%, respectively.

Griffin Capital (Carlsbad Pointe) Investors, LLC

Griffin Capital (Carlsbad Pointe) Investors, LLC, or Carlsbad Pointe, was a privately-offered real estate tenant-in-common offering. Carlsbad Pointe completed its offering in February 2006 and raised approximately $15.5 million of gross offering proceeds from a total of 29 investors. With a combination of debt and offering proceeds, Carlsbad Pointe invested approximately $52.5 million (including acquisition costs) in the following asset:

Tenant:	Life Technologies Corporation (formerly Invitrogen Corporation)
Location:	5781 Van Allen Way, Carlsbad, California 92008
Square Footage:	328,655 square feet
Land Area:	27.91 acres
Asset Class:	Office (Bio-Medical Facility)
No. of Stories:	Single-Story
Lease Type:	Bond-Type Triple-Net

The property is located in the northern San Diego County market of Carlsbad, California, in Carlsbad Research Center. The property is leased to Life Technologies Corporation (formerly Invitrogen Corporation), a profitable biotech company, and serves as its worldwide headquarters, main research, development and manufacturing facility, and is the core of the tenant’s long term corporate campus plan.

Griffin Capital and several unaffiliated third party investors contributed all or a portion of their interests in this property to GC REIT on May 13, 2011. The remaining investors sold their interests to GC REIT.

Offering proceeds and mortgage debt as a percentage of acquisition costs were 30% and 70%, respectively.

Griffin Capital (Shellmound) Investors, LLC

Griffin Capital (Shellmound) Investors, LLC, or Shellmound, is a privately-offered real estate tenant-in-common offering. Shellmound completed its offering in June 2006 and raised approximately $7.4 million of gross offering proceeds from a total of 18 investors. With a combination of debt and offering proceeds, Shellmound has invested approximately $17.9 million (including acquisition costs) in the following asset:

Tenant:	Ex’pression College for Digital Arts
Location:	6601-6603 Shellmound Street, Emeryville, California 94608
Square Footage:	63,273 square feet
Land Area:	2.20 acres
Asset Class:	Office (Flex)
No. of Stories:	Single-Story
Lease Type:	Triple-Net

The property is 100% leased to and occupied by Ex’pression College for Digital Arts pursuant to a 10-year, 10 month triple-net lease expiring in November 2016. Ex’pression is a profitable and accredited media arts college. The property serves as its main campus.

Offering proceeds and mortgage debt as a percentage of acquisition costs were 41% and 59%, respectively.

Griffin Capital (Puente Hills) Investors, LLC

Griffin Capital (Puente Hills) Investors, LLC, or Puente Hills, was a privately-offered real estate tenant-in-common offering. Puente Hills completed its offering in November 2006 and raised approximately $9.15 million of gross offering proceeds from a total of 27 investors. With a combination of debt and offering proceeds, Puente Hills invested approximately $24.75 million (including acquisition costs) in the following asset:

Tenant:	Currently Vacant
Location:	17320 Gale Avenue, Puente Hills, California 91748
Square Footage:	76,109 square feet
Land Area:	3.41 acres
Asset Class:	Retail (Car Dealership)
No. of Stories:	Single-Story
Lease Type:	Triple-Net

The property is located in City of Industry (suburban Los Angeles), California. The property, previously leased to Superior Chrysler of Puente Hills, LLC pursuant to a long-term triple-net lease, is currently vacant. Superior Chrysler of Puente Hills was part of the Superior Auto Group, LLC.

Due to the strained economic circumstances during both the latter half of 2007 and in 2008, and the additional stress this placed on the automotive industry and the financial industry, Superior Auto Group, LLC, the parent of

Superior Chrysler, was beset with a severe liquidity crisis. In late February 2009, Superior Automotive Group’s principal lender elected to cease its funding of Superior’s operations, and Superior was forced to shut down all of its remaining dealerships, including Superior Chrysler, leaving the property vacant.

Griffin Capital identified and negotiated with a prospective replacement tenant. During the period of this negotiation, the prospective tenant secured a franchise agreement with a national automobile manufacturer and dealer for the rights to a franchise. The property was sold to the replacement tenant pursuant to a court order on May 7, 2010 for $4.5 million. Griffin Capital worked very closely with the purchaser, the receiver and the lender to accomplish the sale and maximize value accordingly.

On June 26, 2009, the lender filed suit in Los Angeles County Superior Court against all carve-out guarantors alleging breach of the non-recourse carve-out guaranty of the debt related to the property and that the transfer provisions of the mortgage were violated, specifically that Griffin Capital’s failure to pay the property taxes related to the property constituted waste under the guaranty and could create a lien on the property. In the suit, the lender sought reimbursement from Griffin Capital for the property taxes, any penalties, applicable interest and legal fees. Griffin Capital believed the suit to be frivolous and without merit, but retained counsel in the event it was necessary to defend against the action. The lender agreed to settle the suit and release Griffin Capital and the investors. The settlement agreement was signed by most of the investors in September 2010. The lender dismissed the action without prejudice on September 21, 2010 as to all investors other than those that the lender deemed to be “non-executing defendants” because they either did not execute the settlement agreement or failed to execute the settlement agreement in a manner that was acceptable to the lender. The lender may re-file the action if any of these non-executing defendants brings an action against the lender in the future in connection with the suit.

The Superior Chrysler lease was personally guaranteed by the president and majority owner of Superior Auto Group, LLC. Subsequent to settlement of the suit against the carve-out guarantors, the lender conducted settlement discussions with the lease guarantor, but they were unsuccessful in reaching an agreement and subsequently filed suit against the lease guarantor. Distributions have ceased to investors from the point of time the tenant defaulted on its lease as a result of these events, and it is expected that recovery under the guaranty will be limited because a substantial portion of the guarantor’s net worth is subject to claims from various creditors associated with dealerships indirectly owned by the guarantor. In addition, Griffin Capital believes, given the financial condition of the guarantor, that a recovery under the personal guaranty will not likely generate any proceeds that will benefit the investors. However, the settlement agreement provides that to the extent the lender experiences a complete recovery of its losses under the lease guaranty, excess proceeds will be distributed to the tenant-in-common investors.

Offering proceeds and mortgage debt as a percentage of acquisition costs were 37% and 63%, respectively.

Griffin Capital (ARG Restaurants) Investors, DST

Griffin Capital (ARG Restaurants) Investors, DST, or ARG Restaurants, was a privately-offered real estate Delaware Statutory Trust offering. ARG Restaurants completed its offering in October 2006 and raised approximately $12.9 million of gross offering proceeds from a total of 58 investors. With a combination of debt and offering proceeds, ARG Restaurants invested approximately $39.9 million (including acquisition costs) in the following assets:

Tenant:	American Restaurant Group, Inc. operating as Black Angus Steakhouse Restaurants
Locations:	1625 Watt Avenue, Sacramento, California 95864 (currently vacant)
1011 Blossom Hill Road, San Jose, California 95123
1000 Graves Avenue, El Cajon, California 92021
707 E Street, Chula Vista, California 91910
1616 Sisk Road, Modesto, California 95350 (currently vacant)
3610 Park Sierra Boulevard, Riverside, California 92505 (currently vacant)
7111 Beach Boulevard, Buena Park, California 90621
23221 Lake Center Drive, El Toro, California 92630 (currently vacant)
3601 Rosedale Highway, Bakersfield, California 93308
Square Footage:	88,686 Square Feet in total
Asset Class:	Retail (Free Standing Restaurants)
No. of Stories:	Single-Story
Lease Type:	Bond-Type Triple-Net

The nine properties were leased to American Restaurant Group, Inc., or ARG, Inc., which operates under the Black Angus Steakhouse brand name, pursuant to a long-term, bond-type, triple-net lease.

On January 15, 2009, ARG, Inc. filed for Chapter 11 bankruptcy protection in Delaware. Since that time, ARG, Inc. has moved and successfully rejected 13 out of 82 locations, which restaurants had already been shut down.

ARG filed a motion in bankruptcy court seeking to reject the leases on six of the nine locations in this Delaware Statutory Trust. Griffin Capital filed an objection to this motion, but subsequently determined that such objection would cause ARG, Inc. to reject the entire master lease. ARG, Inc. rejected four of the leases, affirmed three of the leases and restructured two of the leases in a negotiated compromise that reduced the rent and term of the two locations in question. (ARG, Inc. had filed a motion allowing it to reject the two leases to the extent it failed to reach terms with Griffin Capital.) ARG, Inc.’s bankruptcy filing created a non-monetary event of default under the loan with the current lender on the property. A loan default provided the lender with the right to sweep all of the excess cash flow above and beyond the mortgage payment. Given the rejection of the four leases, as of April 1, 2009, there was insufficient cash flow necessary to support the monthly debt service.

In order to cover the remaining debt service and/or pay down the loan to reduce the debt, Griffin Capital must lease or sell the four properties that ARG, Inc. has closed. Griffin Capital has engaged a retail brokerage firm in an effort to market the four properties, specifically working with two senior leasing specialists with extensive restaurant leasing experience. Griffin Capital was successful in selling the Modesto property for $1.45 million in April 2011, and the El Toro property for $1.74 million in August 2011.

Griffin Capital is concerned that the two properties under the restructured leases will continue to experience negative sales growth which may result in a lease termination at the end of the shortened lease term. As such, Griffin Capital initiated communications with the lender regarding restructuring the loan. In an effort to maintain an ongoing ownership of the properties, Griffin Capital submitted a proposal intending to bifurcate the loan into a performing loan and a non-performing loan, and converted the ownership structure to a Delaware limited partnership. The loan restructuring was agreed to between Griffin Capital and the lender, and the restructuring closed June 25, 2010. Distributions to investors ceased upon the bankruptcy filing of ARG.

Original offering proceeds and mortgage debt as a percentage of acquisition costs were 32% and 68%, respectively.

Griffin Capital (Redwood) Investors, LLC

Griffin Capital (Redwood) Investors, LLC, or Redwood, is a privately-offered real estate tenant-in-common offering. Redwood completed its offering in March 2007 and raised approximately $11.38 million of gross offering proceeds from a total of 27 investors. With a combination of debt and offering proceeds, Redwood has invested approximately $26.88 million (including acquisition costs) in the following asset:

Tenant:	DPR Construction, Inc.
Location:	1450 Veterans Boulevard, Redwood City, California 94063
Square Footage:	53,000 Square Feet
Land Area:	1.81 acres
Asset Class:	Office
No. of Stories:	Three-Story
Lease Type:	Triple-Net

The property is a 53,000 square foot, Class A office building, located in Redwood City, California. The property is 100% leased to and occupied by DPR Construction, Inc. and serves as its headquarters facility, pursuant to a long-term, triple-net lease. DPR Construction, Inc. is a privately-held national commercial contractor and construction manager which specializes in technically-challenging and environmentally-complex developments. DPR has consistently ranked among the top 50 general contractors in the country and is in the top 5% of general contractors based upon its four core markets: advanced technology, biopharmaceutical, corporate office and healthcare.

Offering proceeds and mortgage debt as a percentage of acquisition costs were 42% and 58%, respectively.

Griffin Capital (Independence) Investors, LLC

Griffin Capital (Independence) Investors, LLC, or Independence, is a privately-offered real estate tenant-in-common offering. Independence completed its offering in June 2007 and raised approximately $13.4 million of gross offering proceeds from a total of 22 investors. With a combination of debt and offering proceeds, Independence has invested approximately $39.8 million (including acquisition costs) in the following asset:

Tenant:	L.D. Kichler Company
Location:	7711 East Pleasant Valley Road, Independence, Ohio 44131
Square Footage:	630,000 square feet
Land Area:	38.83 acres
Asset Class:	Industrial (Office/Warehouse-Distribution Facility)
No. of Stories:	Single-Story
Lease Type:	Bond-Type Triple-Net

The property is an office/warehouse-distribution center 100% leased pursuant to a long-term, bond-type triple-net lease to L.D. Kichler Company, or Kichler. Located in Independence, Ohio just 15 minutes south of Cleveland’s central business district, the property serves as Kichler’s headquarters and Midwest distribution center. Founded in 1938 in Cleveland, Ohio, and privately-held, Kichler is one of the world’s leading designers and distributors of decorative lighting fixtures.

Offering proceeds and mortgage debt as a percentage of acquisition costs were 34% and 66%, respectively.

Griffin Capital (Bolingbrook) Investors, LLC

Griffin Capital (Bolingbrook) Investors, LLC, or Bolingbrook, is a privately-offered real estate tenant-in-common offering. Bolingbrook completed its offering in October 2007 and raised approximately $11.05 million of gross offering proceeds from a total of 26 investors. With a combination of debt and offering proceeds, Bolingbrook has invested approximately $35.26 million (including acquisition costs) in the following assets:

Tenant:	Quantum Foods, LLC
Locations:	750 South Schmidt Road & 525 Crossroads Pkwy, Bolingbrook, Illinois 60440
Square Footage:	265,870 square feet in total
Land Area:	One (1) 10.0 acre site and one (1) 4.30 acre site
Asset Class:	Industrial/Office; Freezer/Cooler Warehouse Distribution Facility
No. of Stories:	Single-Story
Lease Type:	Bond-Type Triple-Net

The properties are two single-story, freezer-cooler production and distribution properties consisting of 265,870 square feet leased in their entirety pursuant to a long-term, bond-type triple-net lease to Quantum Foods, LLC, or Quantum. The properties house Quantum’s headquarters and main production operations. Founded in 1990, headquartered at 750 Schmidt Road and privately-held, Quantum is one of the world’s leading and most technologically advanced providers of portion-controlled steaks and multiple protein food products. Over the past 17 years, Quantum has grown from 15 employees to over 1,000.

Offering proceeds and mortgage debt as a percentage of acquisition costs were 31% and 69%, respectively.

Griffin Capital (Westmont) Investors, LLC

Griffin Capital (Westmont) Investors, LLC, or Westmont, is a privately-offered real estate tenant-in-common offering. Westmont completed its offering in February 2008 and raised approximately $17.1 million of gross offering proceeds from a total of 25 investors. With a combination of debt and offering proceeds, Westmont has invested approximately $44.8 million (including acquisition costs) in the following asset:

Tenant:	SIRVA, Inc.
Location:	700 Oakmont Lane, Westmont, Illinois 60559
Square Footage:	269,715 square feet
Land Area:	17.93 acres
Asset Class:	Office
No. of Stories:	Multi-Story
Lease Type:	Triple-Net

The property is a 269,715 square foot, Class A office building located in Westmont, Illinois. The property is leased in its entirety pursuant to a triple-net lease to North American Van Lines, a subsidiary of SIRVA, Inc., or SIRVA. SIRVA is a large international moving and relocation services company, with operations in more than 40 countries. In addition to SIRVA’s core relocation services business, other business services include transferee counseling, home purchase programs, mortgage originations, expense management and the provision of destination “settling in” services. SIRVA markets these services under several, well-recognized, brand names including SIRVA, North American Van Lines, Allied Worldwide, Global Van Lines and Pickfords.

On February 5, 2008, SIRVA filed for bankruptcy protection. In the time since the bankruptcy filing, the tenant executed a lease amendment that called for SIRVA to affirm its lease in exchange for the landlord reimbursing SIRVA for a substantial portion of its letter of credit fees. The bankruptcy plan was successfully confirmed on May 7, 2008. SIRVA is required to maintain an evergreen letter of credit in the amount of $4 million, which will decrease by $500,000 each year in conjunction with the contractual rent increase. Further, SIRVA agreed to maintain the letter of credit in the minimum amount of $2.0 million for the balance of its lease term. Until recently, SIRVA was paying a letter of credit facility fee in the amount of 6.5% of the stated amount of the letter of credit. Griffin Capital agreed to reimburse SIRVA for all but 1% of the actual cost to maintain the letter of credit (the ‘normal’ letter of credit fee), not to exceed 5.5%. As a result of a recent refinancing, SIRVA’s letter of credit fee was reduced to 3.5%. As a part of the lease amendment, Griffin Capital was able to secure a right to terminate SIRVA’s lease upon 12 months’ advance notice, which will allow Griffin Capital to continually seek a replacement tenant, which process Griffin Capital commenced in the first quarter of 2009. As a result of the extra and unforeseen cost to the investors, the original pro forma distribution has been adjusted and will remain lower than pro forma for the remainder of the projected holding period.

Offering proceeds and mortgage debt as a percentage of acquisition costs were 38% and 62%, respectively.

Other Private Programs and Sponsor Investments

Griffin Capital has sponsored ten other privately-offered programs. These offerings include one hotel, eight multi-tenant asset real estate tenant-in-common offerings and one Delaware Statutory Trust consisting of an apartment community. These ten privately-offered programs have raised approximately $165.3 million of gross offering proceeds from 293 investors. With a combination of debt and offering proceeds, these privately-offered programs have invested approximately $446.3 million (including acquisition costs) in 12 properties. The properties are located in California, Georgia, Illinois, Minnesota, Michigan and Washington.

The investments of the above-mentioned programs have all occurred during the previous seven years. See Table III of the Prior Performance Tables for the operating results of two of these privately-offered programs, which have closed in the previous five years.

Certain of the ten privately-offered programs have experienced tenant vacancies due to bankruptcies, mergers or lease expirations or other similar adverse developments, which has caused certain investments to perform below expectations. Since these programs are each tenant-in-common offerings made primarily to investors exchanging properties in a tax-deferred manner pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, it is impractical for these investors to make additional capital contributions to fund tenant improvements or other required capital expenditures. Therefore, Griffin Capital is compelled to take a very conservative approach to preserving capital to address the leasing needs at each of these properties and, accordingly, has suspended or reduced distributions for most of these programs.

Given this recession’s severity and length and its impact on these properties, Griffin Capital has defaulted on loans at some properties in order to commence workout negotiations. In many of these properties, vacancies and/or operational results have resulted in the need for adjustment in the original economics of the loans in order to build adequate cash reserves to re-lease and/or stabilize the properties. While this approach is not unusual with securitized loans, there is an inherent risk that workout negotiations will be unsuccessful. The default could result in a foreclosure, imposition of default interest rates, acceleration or similar results. Therefore, Griffin Capital elected this strategy where it perceived a foreclosure would inevitably occur unless steps were taken to develop a long term strategy for re-leasing and/or to reduce the debt load to a manageable level until a recovery occurs. Negotiations with lenders are ongoing at several properties. In connection with the lenders’ actions in this regard, Griffin Capital has received customary default notices.

The following notable events have occurred on four of the multi-tenant properties: (i) the lender on the 1200 Ashwood property, through the exercise of a power of sale, took title on July 6, 2010 after Griffin Capital was unable to locate a new source of third party equity on the timetable desired by the lender; (ii) on October 18, 2010, the lender for the Washington Pointe property served Griffin Capital’s investors with a foreclosure action. Since that time, Griffin Capital and the lender have reached mutually-agreeable terms for a modification of the loan. The modification bifurcates the loan into a performing loan and a non-performing loan. A balloon payment of the entire debt will be due on September 1, 2016; (iii) on February 3, 2011, the lender for the Hookston Square property served Griffin Capital’s investors with a foreclosure action. The lender sent formal notice that it intended to conduct a trustee’s sale of the property on June 23, 2011, but temporarily postponed the same while workout discussions were pending. Griffin Capital sought third party equity capital and was able to present an offer for a discounted note payoff from a third party capital provider in an amount close to the valuation assessment of the lender, and which Griffin Capital believes to reflect actual market value; however, the lender elected to foreclose on the property through the exercise of a power of sale on October 14, 2011; and (iv) the mortgage secured by the U.S. Bank Building has been in default since October 2009. Griffin Capital has continued to operate the property pursuant to a forbearance agreement with the lender that expired on May 31, 2011. A Notice of Default, a Notice of Acceleration, and a Demand for Payment were received in June 2011. The lender filed a foreclosure suit and the filing indicated that the lender would seek to have a receiver appointed on June 28, 2011. At Griffin Capital’s request this receivership hearing was postponed. It was dismissed in December 2011, although they may re-file the motion at any time. Griffin Capital still hopes to be successful in working out a compromise acceptable to both the lender and the tenant-in-common borrowers.

In the five years prior to Griffin Capital’s first private offering, Griffin Capital focused on acquiring, developing and re-developing single tenant net lease assets for its own account. The assets acquired were leased to tenants of varying credit quality, in a broad section of geographical locations, with lease durations of 15 years (an average lease duration of six years remains on these assets). The acquisitions focused mainly on industrial (warehouse and manufacturing) and office properties and consisted of nine properties with approximately 3.71 million square feet and entailed an aggregate investment of over $153 million (including acquisition costs). The following six investment examples consist of and demonstrate the breadth and depth of Griffin Capital’s ability to source, structure, negotiate, finance and close new opportunities.

•

A warehouse/distribution facility located in University Park, Illinois consisting of 186,560 square feet, leased in its entirety to Anvil International. A subsidiary of Muller Water Products, Anvil International is a manufacturer and marketer of a broad range of water infrastructure and flow control products for use in water distribution networks and treatment facilities. Anvil operates 12 manufacturing facilities in the U.S. and Canada and five regional distribution facilities. Anvil employs approximately 2,000 employees.

•

A warehouse/distribution facility located in Wadesboro, North Carolina consisting of 327,785 square feet, leased in its entirety to Broder Brothers Company, or Broder Brothers. Founded in 1919 and headquartered in Trevose, Pennsylvania, Broder Brothers is a distributor of imprintable sportswear and accessories in the U.S. and is the exclusive or near-exclusive distributor for several well established brands such as Adidas Golf, Columbia Sportswear and Champion. Broder Brothers employs approximately 2,000 employees worldwide. Broder Brothers operates the largest distribution network in its industry, which consists of 16 facilities strategically located throughout the U.S., one of which is located in Wadesboro, North Carolina. Broder Brothers Company had previously vacated this property, although they continued to pay rent and had a lease term of approximately four years remaining at the time the loan matured. Griffin Capital made several attempts to negotiate a lease and/or a lease buyout/sale of the property to a third party with the lender’s approval, but the lender felt it could best maximize the value of the asset by foreclosing and continuing to market the property. The foreclosure sale was completed in October 2009.

•

A manufacturing facility located in Jefferson City, Missouri consisting of 660,000 square feet, and in a second transaction, a four property industrial manufacturing portfolio located in Georgia, Tennessee and Virginia consisting of 1,480,703 square feet, combining to a total 2.14 million square feet with all five properties leased to ABB Power T&D Company, Inc., or ABB. Headquartered in Zurich, Switzerland, with its North American operations headquartered in Norwalk, Connecticut, ABB is a global leader in power and automation technologies. ABB serves customers in more than 30 industries including the automotive, building, chemical, electrical, marine, metal, mineral, paper, power and water industries. ABB employs approximately 120,000 employees in 100 countries.

•

A manufacturing facility located in Emporia, Kansas consisting of 320,764 square feet, leased in its entirety to Hopkins Manufacturing Corporation, or Hopkins. Headquartered in Emporia, Kansas, Hopkins is a manufacturer and marketer of specialized towing products and functional accessories for the automotive and recreational vehicle aftermarkets, as well as industrial products for automobile manufacturers, dealers, repair shops and safety inspection facilities. Hopkins employs approximately 650 people and operates over 500,000 square feet of production, warehousing, shipping and receiving space in the U.S. and Mexico. Affiliates of Griffin Capital contributed this property to GC REIT on August 27, 2010.

•

An office/laboratory property located in Plainfield, Illinois consisting of 176,000 square feet, leased in its entirety to Chicago Bridge & Iron under a triple-net lease. Chicago Bridge & Iron is a publicly-traded corporation and is one of the world’s largest engineering, procurement and construction companies, with approximately 18,000 employees worldwide. Affiliates of Griffin Capital contributed this property to GC REIT on June 18, 2009.

The Prior Performance Tables appearing as Exhibit A to our prospectus beginning on page A-1 are superseded in their entirety with the information set forth as Exhibit A to this supplement.

Declaration of Distributions

The following information should be read in conjunction with the discussion contained in the “Prospectus Summary — Distribution Policy” section on page 21 of our prospectus and the “Description of Capital Stock — Distribution Policy” section beginning on page 198 of our prospectus:

Our board of directors authorized a daily distribution to our stockholders of record as of the close of business on each day of the period commencing on April 1, 2012 and ending on June 30, 2012. The distributions will be calculated based on 365 days in the calendar year and will be equal to $0.001808219 per day per share of common stock, which is equal to an annualized distribution rate of 6.6%, assuming a purchase price of $10.00 per share. These distributions will be aggregated and paid in cash or shares of our common stock pursuant to the DRIP monthly in arrears. The distributions declared for each record date will be paid only from legally available funds.

Risk Factors

The “Risk Factors — Investment Risks — As we transition to American Healthcare Investors and Griffin Capital as our new co-sponsors, our success is increasingly dependent on the performance of our Chairman of the Board of Directors and Chief Executive Officer, and our President and Chief Operating Officer” section on page 25 of our prospectus and all similar discussions appearing throughout our prospectus are superseded in their entirety as follows:

Due to our transition to American Healthcare Investors and Griffin Capital as our co-sponsors, our success is increasingly dependent on the performance of our Chairman of the Board of Directors and Chief Executive Officer, and our President and Chief Operating Officer.

Since our transition to American Healthcare Investors and Griffin Capital as our co-sponsors, Griffin-American Healthcare REIT Sub-Advisor, LLC, or Griffin-American Sub-Advisor, or our sub-advisor, has been responsible for managing our day-to-day operations. Through Griffin-American Sub-Advisor’s affiliation with American Healthcare Investors, we are increasingly dependent upon the services of Jeffrey T. Hanson and Danny Prosky to manage our operations. We have no prior experience working with Griffin Capital or its affiliates, most of whom are unfamiliar with our company and our operations. Accordingly, in connection with our transition to American Healthcare Investors and Griffin Capital as our co-sponsors, our ability to achieve our investment objectives and to pay distributions depends upon the ability of Messrs. Hanson and Prosky to manage the identification and acquisition of investments, the determination of any financing arrangements and the management of our investments. We currently do not have an employment agreement with either Mr. Hanson or Mr. Prosky. If we were to lose the benefit of either of Mr. Hanson’s or Mr. Prosky’s experience, efforts and abilities, we may not be able to achieve our investment objectives and our operating results could suffer.

The following information should be read in conjunction with the discussion contained in the “Risk Factors — Risks Related to Our Business” section beginning on page 31 of our prospectus:

Our former sponsor has filed for bankruptcy protection and, in connection with its reorganization or liquidation, may assert claims for payment of additional fees or reimbursement of expenses from us or otherwise seek claims against us and our affiliates. In such event, our officers and directors may be required to devote time to resolve any such claims by our former sponsor, and therefore, the time they are able to devote to our business may decline.

On February 20, 2012, Grubb & Ellis Company, our former sponsor, filed for Chapter 11 bankruptcy protection and announced that it signed an agreement to sell substantially all of its assets to BGC Partners, Inc. In connection with such reorganization, our former sponsor may assert claims for payment from us with respect to services performed by Grubb & Ellis Company and its affiliates during the time that Grubb & Ellis Company served as our sponsor, or otherwise seek claims against us and our affiliates. Any such payments made to our former sponsor may reduce the amount of expenses for which we reimburse our current advisor entities in connection with our offering. While we believe the amount of such payments to our former sponsor, if any, would be immaterial, our officers and directors may be required to devote significant time to resolve any claims asserted against us or our affiliates. If this were to occur, the time that our officers and directors devote to our business may decline during any period where these claims are being resolved, and our business and operations may suffer as a result.

We are subject to federal securities laws relating to our public communications. If any of our public communications are held to be in violation of such laws, we could be subject to potential liability. Investors in this offering should rely only on the statements made in this prospectus as supplemented to date in determining whether to purchase shares of our common stock.

From time to time, we or our representatives make public statements relating to our business and its prospects. Such communications are subject to federal securities laws. If any of our public communications are held by a court to be in violation of Section 5 of the Securities Act of 1933, as amended, we could be required to repurchase the shares sold to persons who received such communications before receiving a copy of this prospectus for a period of one year following the date of any violation determined by a court to have occurred. The repurchase price would be the original purchase price, plus statutory interest from the date of purchase. In the event that one or more of our public communications is claimed to have been made in violation of Section 5 of the Securities Act of 1933, as amended, we expect that we would contest such claim. Nevertheless, we cannot assure you that a court would agree with us in such instance. Accordingly, there is a risk that we could be subject to potential liability with respect to any Section 5 claim, and such liability may adversely affect our operating results or financial position. Investors in this offering should rely only on the statements made in this prospectus as supplemented to date in determining whether to purchase shares of our common stock.

The “Risk Factors — Risks Related to Our Business — We have not had sufficient cash available from operations to pay distributions, and therefore, we have paid, and may continue to pay, distributions from the net proceeds of this offering, from borrowings in anticipation of future cash flows or from other sources. Any such distributions may reduce the amount of capital we ultimately invest in assets and negatively impact the value of your investment” section beginning on page 31 of our prospectus and all similar discussions appearing throughout our prospectus are superseded in their entirety as follows:

We have not had sufficient cash available from operations to pay distributions, and, therefore, we have paid, and may continue to pay, distributions from the net proceeds of this offering, from borrowings in anticipation of future cash flows or from other sources. Any such distributions may reduce the amount of capital we ultimately invest in assets and negatively impact the value of your investment.

Distributions payable to our stockholders may include a return of capital, rather than a return on capital. We have not established any limit on the amount of proceeds from our offering that may be used to fund distributions, except that, in accordance with our organizational documents and Maryland law, we may not make distributions that would: (i) cause us to be unable to pay our debts as they become due in the usual course of business; (ii) cause our total assets to be less than the sum of our total liabilities plus senior liquidation preferences; or (iii) jeopardize our ability to maintain our qualification as a real estate investment trust, or REIT. The actual amount and timing of distributions are determined by our board of directors in its sole discretion and typically will depend on the amount of funds available for distribution, which will depend on items such as our financial condition, current and projected capital expenditure requirements, tax considerations and annual distribution requirements needed to maintain our qualification as a REIT. As a result, our distribution rate and payment frequency vary from time to time.

We have used, and in the future may use, the net proceeds from our offering, borrowed funds, or other sources, to pay cash distributions to our stockholders, which may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds. As a result, the amount of net proceeds available for investment and operations would be reduced, or we may incur additional interest expense as a result of borrowed funds. Further, if the aggregate amount of cash distributed in any given year exceeds the amount of our current and accumulated earnings and profits, the excess amount will be deemed a return of capital.

Our board of directors authorized a daily distribution to our stockholders of record as of the close of business on each day of the period commencing on January 1, 2010 and ending on June 30, 2010, as a result of our former sponsor advising us that it intended to fund these distributions until we acquired our first property. We acquired our first property, Lacombe Medical Office Building, on March 5, 2010. Our former sponsor did not receive any additional shares of our common stock or other consideration for funding these distributions, and we will not repay the funds provided by our former sponsor for these distributions. Subsequently, our board of directors authorized, on a quarterly basis, a daily distribution to our stockholders of record as of the close of business on each day of the quarterly periods commencing on July 1, 2010 and ending on June 30, 2012.

For distributions declared for each record date in the January 2010 through December 2011 periods, the distributions were calculated based on 365 days in the calendar year and were equal to $0.001780822 per day per share of common stock, which is equal to an annualized distribution rate of 6.5%, assuming a purchase price of $10.00 per share. For distributions declared for each record date in the January 2012 through June 2012 periods, the distributions are calculated based on 365 days in the calendar year and are equal to $0.001808219 per day per share of common stock, which is equal to an annualized distribution rate of 6.6%, assuming a purchase price of $10.00 per share. These distributions are aggregated and paid in cash or shares of our common stock pursuant to the DRIP monthly in arrears. The distributions declared for each record date are paid only from legally available funds. We can provide no assurance that we will be able to continue this distribution rate or pay any subsequent distributions.

The distributions paid for the years ended December 31, 2011 and 2010, along with the amount of distributions reinvested pursuant to the DRIP and the sources of our distributions as compared to cash flows from operations are as follows:

	Years Ended December 31,
	2011		2010
Distributions paid in cash	$9,375,000		$2,087,000
Distributions reinvested	8,817,000		1,985,000

	$18,192,000		$4,072,000

Sources of distributions:
Cash flows from operations	$9,264,000	50.9%	$—	—%
Funds from our former sponsor	—	—%	259,000	6.4%
Offering proceeds	8,928,000	49.1%	3,813,000	93.6%

	$18,192,000	100%	$4,072,000	100%

For the period from January 7, 2009 (Date of Inception) through December 31, 2009, we did not pay any distributions.

Under accounting principles generally accepted in the United States of America, or GAAP, acquisition related expenses are expensed, and therefore, subtracted from cash flows from operations. However, these expenses are paid from offering proceeds.

For a further discussion of distributions, see the “Our Performance — Information Regarding Our Distributions” section of this supplement.

As of December 31, 2011, we had an amount payable of $520,000 to our former advisor or its affiliates for asset and property management fees, operating expenses, lease commissions, on-site personnel payroll and acquisition related expenses, which will be paid from cash flows from operations in the future as they become due and payable by us in the ordinary course of business consistent with our past practice.

As of December 31, 2011, no amounts due to our former advisor or its affiliates have been deferred, waived or forgiven. Our former advisor and its affiliates and our advisor entities and their affiliates have no obligations to defer, waive or forgive amounts due to them. In the future, if our former advisor and its affiliates and our advisor entities and their affiliates do not defer, waive or forgive amounts due to them, this would negatively affect our cash flows from operations, which could result in us paying distributions, or a portion thereof, with the net proceeds from our offering, funds from our co-sponsors or borrowed funds. As a result, the amount of proceeds available for investment and operations would be reduced, or we may incur additional interest expense as a result of borrowed funds.

The distributions paid for the years ended December 31, 2011 and 2010, along with the amount of distributions reinvested pursuant to the DRIP and the sources of our distributions as compared to funds from operations, or FFO, are as follows:

	Years Ended December 31,
	2011		2010
Distributions paid in cash	$9,375,000		$2,087,000
Distributions reinvested	8,817,000		1,985,000

	$18,192,000		$4,072,000

Sources of distributions:
FFO	$9,040,000	49.7%	$—	—%
Funds from our former sponsor	—	—%	259,000	6.4%
Offering proceeds	9,152,000	50.3%	3,813,000	93.6%

	$18,192,000	100%	$4,072,000	100%

For the period from January 7, 2009 (Date of Inception) through December 31, 2009, we did not pay any distributions.

The payment of distributions from sources other than FFO may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds. For a further discussion of FFO, which includes a reconciliation of our GAAP net income (loss) to FFO, see the “Our Performance — Funds from Operations and Modified Funds from Operations” section of this supplement to our prospectus.

The “Risk Factors — Risks Related to Conflicts of Interest — Our advisor entities face conflicts of interest relating to their compensation structure, which could result in actions that are not necessarily in your long-term best interest” section beginning on page 41 of our prospectus and all similar discussions appearing throughout our prospectus are superseded in their entirety as follows:

Our advisor entities face conflicts of interest relating to their compensation structure, which could result in actions that are not necessarily in your long-term best interest.

Under the advisory agreement and sub-advisory agreement, and pursuant to the subordinated participation interest our advisor holds in our operating partnership, our advisor entities are entitled to fees and distributions that are structured in a manner intended to provide incentives to our advisor entities to perform in both our and your long-term best interests. The fees to which our advisor entities or their affiliates are entitled include acquisition fees, asset management fees, property management fees, disposition fees and other fees as provided for under the advisory agreement and agreement of limited partnership with our operating partnership. The distributions our advisor entities may become entitled to receive would be payable upon distribution of net sales proceeds to you, the listing of the shares of our common stock on a national securities exchange, certain merger transactions or the termination of the advisory agreement. See the “Compensation Table” section of our prospectus for a description of the fees and distributions payable to our advisor entities and their affiliates. However, because our advisor entities are entitled to receive substantial minimum compensation regardless of our performance, our advisor entities’ interests may not be wholly aligned with yours. In that regard, our advisor entities or their affiliates receive an asset management fee with respect to the ongoing operation and management of properties based on the amount of our initial investment and capital expenditures and not the performance of those investments, which could result in our advisor entities not having adequate incentive to manage our portfolio to provide profitable operations during the period we hold our investments. On the other hand, our advisor entities could be motivated to recommend riskier or more speculative investments in order to increase the fees payable to our advisor entities or for us to generate the specified levels of performance or net sales proceeds that would entitle our advisor entities to fees or distributions.

The “Risk Factors — Risks Related to the Healthcare Industry — Reductions in reimbursement from third party payors, including Medicare and Medicaid, could adversely affect the profitability of our tenants and hinder their ability to make rent payments to us” section on page 56 of our prospectus and all similar discussions appearing throughout our prospectus are superseded in their entirety as follows:

Reductions in reimbursement from third party payors, including Medicare and Medicaid, could adversely affect the profitability of our tenants and hinder their ability to make rent payments to us.

Sources of revenue for our tenants may include the federal Medicare program, state Medicaid programs, private insurance carriers and health maintenance organizations, among others. Efforts by such payors to reduce healthcare costs will likely continue, which may result in reductions or slower growth in reimbursement for certain services provided by some of our tenants. In addition, the healthcare billing rules and regulations are complex, and the failure of any of our tenants to comply with various laws and regulations could jeopardize their ability to continue participating in Medicare, Medicaid and other government sponsored payment programs. Moreover, the state and federal governmental healthcare programs are subject to reductions by state and federal legislative actions. At the end of 2011 and in February 2012, Congress passed separate laws which delayed the Medicare payment reduction for physician reimbursement by Medicare of approximately 21.0% to 25.0%, which was supposed to occur on January 1, 2012, for one year. If Congress does not address the sustainable growth rate by January 1, 2013, physician Medicare payments may be reduced by approximately 25.0% to 29.0%, which may adversely impact our tenants’ ability to make rental payments.

The healthcare industry continues to face various challenges, including increased government and private payor pressure on healthcare providers to control or reduce costs. It is possible that our tenants will continue to experience a shift in payor mix away from fee-for-service payors, resulting in an increase in the percentage of revenues attributable to managed care payors, and general industry trends that include pressures to control healthcare costs. Pressures to control healthcare costs and a shift away from traditional health insurance reimbursement to managed care plans have resulted in an increase in the number of patients whose healthcare coverage is provided under managed care plans, such as health maintenance organizations and preferred provider organizations. In addition, the healthcare legislation passed in 2010 included new payment models with new shared savings programs and demonstration programs that include bundled payment models and payments contingent upon reporting on satisfaction of quality benchmarks. The new payment models will likely change how physicians are paid for services. These changes could have a material adverse effect on the financial condition of some or all of our tenants. The financial impact on our tenants could restrict their ability to make rent payments to us, which would have a material adverse effect on our business, financial condition and results of operations and our ability to pay distributions to you.

The “Risk Factors — Federal Income Tax Risks — Legislative or regulatory action with respect to taxes could adversely affect the returns to our investors” section beginning on page 65 of our prospectus and all similar discussions appearing throughout our prospectus are superseded in their entirety as follows:

Legislative or regulatory action with respect to taxes could adversely affect the returns to our investors.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of the federal and state income tax laws applicable to investments similar to an investment in shares of our common stock. On March 30, 2010, the President signed into law the Health Care and Education Reconciliation Act of 2010, or the Reconciliation Act. The Reconciliation Act will require certain U.S. stockholders who are individuals, estates or trusts to pay a 3.8% Medicare tax on, among other things, dividends on and capital gains from the sale or other disposition of stock, subject to certain exceptions. This additional tax will apply broadly to essentially all dividends and all gains from dispositions of stock, including dividends from REITs and gains from dispositions of REIT shares, such as our common stock. As enacted, the tax will apply for taxable years beginning after December 31, 2012.

Additional changes to the tax laws are likely to continue to occur, and we cannot assure you that any such changes will not adversely affect the taxation of a stockholder. Any such changes could have an adverse effect on an investment in our stock or on the market value or the resale potential of our assets. You are urged to consult with your own tax advisor with respect to the impact of recent legislation on your investment in our stock and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in shares of our common stock.

Congress passed major federal tax legislation in 2003, with modifications to that legislation in 2005 and an extension of that legislation by the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010. One of the changes effected by that legislation generally reduced the maximum tax rate on qualified dividends paid by corporations to individuals to 15.0% through 2012. REIT distributions, however, generally do not constitute qualified dividends and consequently are not eligible for this reduced maximum tax rate. Therefore, our stockholders will pay federal income tax on our distributions (other than capital gains dividends or distributions which represent a return of capital for tax purposes) at the applicable “ordinary income” rate, the maximum of which is currently 35.0%. However, as a REIT, we generally would not be subject to federal or state corporate income taxes on that portion of our ordinary income or capital gain that we distribute currently to you, and we thus expect to avoid the “double taxation” to which other corporations are typically subject.

The tax rate changes contained in the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010 are currently scheduled to expire at the end of 2012. It is widely anticipated that this expiration will provoke a legislative response from Congress for tax years beginning after December 31, 2012. It is impossible to anticipate the effects of any such legislation at this time.

Although REITs continue to receive substantially better tax treatment than entities taxed as corporations, it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be taxed for federal income tax purposes as a corporation. As a result, our charter provides our board of directors with the power, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a corporation, without the vote of our stockholders. Our board of directors has fiduciary duties to us and our stockholders and could only cause such changes in our tax treatment if it determines in good faith that such changes are in our stockholders’ best interests.

Selected Financial Data

The following information should be read in conjunction with the disclosure contained in the “Selected Financial Data” section beginning on page 73 of our prospectus:

The following selected financial data as of December 31, 2011, 2010 and 2009 and for the years ended December 31, 2011 and 2010 and for the period from January 7, 2009 (Date of Inception) through December 31, 2009 is derived from our audited consolidated financial statements.

The following selected financial data should be read with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto in our Annual Report on Form 10-K for the year ended December 31, 2011, incorporated by reference into our prospectus. Our historical results are not necessarily indicative of results for any future period. We had limited results of operations for the period from January 7, 2009 (Date of Inception) through December 31, 2009 and for the year ended December 31, 2010, and therefore, our results of operations for the years ended December 31, 2011 and 2010 and for the period from January 7, 2009 (Date of Inception) through December 31, 2009 are not comparable.

The following tables present summarized consolidated financial information, including balance sheet data, statement of operations data, and statement of cash flows data, derived from our consolidated financial statements:

	December 31,
Selected Financial Data	2011	2010	2009
BALANCE SHEET DATA:
Total assets	$499,152,000	$203,996,000	$13,809,000
Mortgage loans payable, net	$80,466,000	$58,331,000	$—
Lines of credit	$—	$11,800,000	$—
Stockholders’ equity	$397,357,000	$125,240,000	$13,283,000

	Years Ended December 31,		Period from January 7, 2009 (Date of Inception) through December 31, 2009
	2011	2010
STATEMENT OF OPERATIONS DATA:
Total revenues	$40,457,000	$8,682,000	$—
Loss from continuing operations	$(5,774,000)	$(7,423,000)	$(282,000)
Net loss attributable to controlling interest	$(5,776,000)	$(7,424,000)	$(281,000)
Net loss per common share — basic and diluted(1):
Net loss from continuing operations	$(0.19)	$(0.99)	$(1.51)
Net loss attributable to controlling interest	$(0.19)	$(0.99)	$(1.51)
STATEMENT OF CASH FLOWS DATA:
Net cash provided by (used in) operating activities	$9,264,000	$(2,881,000)	$(40,000)
Net cash used in investing activities	$(223,689,000)	$(186,342,000)	$—
Net cash provided by financing activities	$253,089,000	$181,468,000	$13,813,000
OTHER DATA:
Distributions declared	$20,037,000	$4,866,000	$—
Distributions declared per share	$0.65	$0.65	$—
Funds from operations(2)	$9,040,000	$(3,837,000)	$(281,000)
Modified funds from operations(2)	$17,577,000	$2,909,000	$(263,000)
Net operating income(3)	$32,127,000	$6,481,000	$—

(1)	Net loss per common share is based upon the weighted average number of shares of our common stock outstanding. Distributions by us of our current and accumulated earnings and profits for federal income tax purposes are taxable to stockholders as ordinary income. Distributions in excess of these earnings and profits generally are treated as a non-taxable reduction of the stockholders’ basis in the shares of our common stock to the extent thereof (a return of capital for tax purposes) and, thereafter, as taxable gain. These distributions in excess of earnings and profits will have the effect of deferring taxation of the distributions until the sale of our stockholders’ common stock.

(2)	For additional information on FFO and modified funds from operations, or MFFO, refer to the “Our Performance — Funds from Operations and Modified Funds from Operations” section of this supplement which includes a reconciliation of our GAAP net income (loss) to FFO and MFFO for each of our last four fiscal quarters ended December 31, 2011, for the years ended December 31, 2011 and 2010 and for the period from January 7, 2009 (Date of Inception) through December 31, 2009.

(3)	For additional information on net operating income, refer to the “Our Performance — Net Operating Income” section of this supplement, which includes a reconciliation of our GAAP net loss to net operating income for the years ended December 31, 2011 and 2010 and for the period from January 7, 2009 (Date of Inception) through December 31, 2009.

Our Performance

The “Our Performance” section beginning on page 75 of our prospectus and all similar discussions appearing throughout our prospectus are superseded in their entirety as follows:

Funds from Operations and Modified Funds from Operations

Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group, has promulgated a measure known as FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to our net income (loss) as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004, or the White Paper. The White Paper defines FFO as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of property and asset impairment writedowns, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. Our FFO calculation complies with NAREIT’s policy described above.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time, which is the case if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances and/or as requested or required by lessees for operational purposes in order to maintain the value disclosed. We believe that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation may be less informative. In addition, we believe it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations and assessments regarding general market conditions which can change over time. An asset will only be evaluated for impairment if certain impairment indications exist, and if the carrying, or book value, exceeds the total estimated undiscounted future cash flows (including net rental and lease revenues, net proceeds on the sale of the property, and any other ancillary cash flows at a property or group level under GAAP) from such asset an impairment charge would be recognized. Testing for impairment charges is a continuous process and is analyzed on a quarterly basis. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from a property, including estimated future net rental and lease revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. While impairment charges are excluded from the calculation of FFO as described above, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and that we intend to have a relatively limited term of our operations, it could be difficult to recover any impairment charges through the eventual sale of the property.

Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization and impairments, provides a more complete understanding of our performance to investors and to our management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income (loss).

However, FFO and MFFO, as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income (loss) or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP FFO and MFFO measures and the adjustments to GAAP in calculating FFO and MFFO.

Changes in the accounting and reporting rules under GAAP that were put into effect and other changes to GAAP accounting for real estate subsequent to the establishment of NAREIT’s definition of FFO have prompted an increase in cash-settled expenses, specifically acquisition fees and expenses, as items that are expensed as operating expenses under GAAP. We believe these fees and expenses do not affect our overall long-term operating performance. Publicly registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation. While other start up entities may also experience significant acquisition activity during their initial years, we believe that publicly registered, non-listed REITs are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases. As disclosed in the prospectus for our offering, we will use the proceeds raised in our offering to acquire properties, and we intend to begin the process of achieving a liquidity event (i.e., listing of our shares of common stock on a national securities exchange, a merger or sale, the sale of all or substantially all of our assets, or another similar transaction) within five years after the completion of our offering stage, which is generally comparable to other publicly registered, non-traded REITs. Thus, we do not intend to continuously purchase assets and intend to have a limited life. Due to the above factors and other unique features of publicly registered, non-listed REITs, the Investment Program Association, or the IPA, an industry trade group, has standardized a measure known as MFFO, which the IPA has recommended as a supplemental measure for publicly registered, non-listed REITs and which we believe to be another appropriate supplemental measure to reflect the operating performance of a publicly registered, non-listed REIT having the characteristics described above. MFFO is not equivalent to our net income (loss) as determined under GAAP, and MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate with a limited life and targeted exit strategy, as currently intended. We believe that, because MFFO excludes acquisition fees and expenses that affect our operations only in periods in which properties are acquired and that we consider more reflective of investing activities, as well as other non-operating items included in FFO, MFFO can provide, on a going forward basis, an indication of the sustainability (that is, the capacity to continue to be maintained) of our operating performance after the period in which we are acquiring our properties and once our portfolio is in place. By providing MFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance after our offering has been completed and our properties have been acquired. We also believe that MFFO is a recognized measure of sustainable operating performance by the publicly registered, non-listed REIT industry. Further, we believe MFFO is useful in comparing the sustainability of our operating performance after our offering and acquisitions are completed with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities. Investors are cautioned that MFFO should only be used to assess the sustainability of our operating performance after our offering has been completed and properties have been acquired, as it excludes acquisition fees and expenses that have a negative effect on our operating performance during the periods in which properties are acquired.

We define MFFO, a non-GAAP measure, consistent with the IPA’s Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, or the Practice Guideline, issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items included in the determination of GAAP net income (loss): acquisition fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities (which are adjusted in order to reflect such payments from a GAAP accrual basis to closer to an expected to be received cash basis of disclosing the rent and lease payments); accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income (loss); gains or losses included in net income (loss) from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. The accretion of discounts and amortization of premiums on debt investments, unrealized gains and losses on hedges, foreign exchange, derivatives or securities holdings, unrealized gains and losses resulting from consolidations, as well as other listed cash flow adjustments are adjustments made to net income (loss) in calculating cash flows from operations and, in some cases, reflect gains or losses which are unrealized and may not ultimately be realized. We are responsible for managing interest rate, hedge and foreign exchange risk, and we do not rely on another party to manage such risk. Inasmuch as interest rate hedges are not a fundamental part of our operations, we believe it is appropriate to exclude such gains and losses in calculating MFFO, as such gains and losses are based on market fluctuations and may not be directly related or attributable to our operations.

Our MFFO calculation complies with the IPA’s Practice Guideline described above. In calculating MFFO, we exclude acquisition related expenses, amortization of above and below market leases, fair value adjustments of derivative financial instruments, gains or losses from the extinguishment of debt, change in deferred rent receivables and the adjustments of such items related to noncontrolling interests. The other adjustments included in the IPA’s Practice Guideline are not applicable to us for each of the last four quarters ended December 31, 2011, for the years ended December 31, 2011 and 2010 and for the period from January 7, 2009 (Date of Inception) through December 31, 2009. Acquisition fees and expenses are paid in cash by us, and we have not set aside or put into escrow any specific amount of proceeds from our offering to be used to fund acquisition fees and expenses. We do not intend to fund acquisition fees and expenses in the future from operating revenues and cash flows, nor from the sale of properties and subsequent re-deployment of capital and concurrent incurring of acquisition fees and expenses. Acquisition fees and expenses include payments to our former advisor, our advisor entities or their affiliates and third parties. Acquisition related expenses under GAAP are considered operating expenses and as expenses included in the determination of net income (loss) and income (loss) from continuing operations, both of which are performance measures under GAAP. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to such property. In the future, if we are not able to raise additional proceeds from our offering, this could result in us paying acquisition fees or reimbursing acquisition expenses due to our former advisor, our advisor entities and their affiliates, or a portion thereof, with net proceeds from borrowed funds, operational earnings or cash flows, net proceeds from the sale of properties, or ancillary cash flows. As a result, the amount of proceeds available for investment and operations would be reduced, or we may incur additional interest expense as a result of borrowed funds. Nevertheless, our former advisor, our advisor entities or their affiliates will not accrue any claim on our assets if acquisition fees and expenses are not paid from the proceeds of our offering.

Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income (loss) in determining cash flows from operations. In addition, we view fair value adjustments of derivatives and gains and losses from dispositions of assets as items which are unrealized and may not ultimately be realized or as items which are not reflective of on-going operations and are therefore typically adjusted for when assessing operating performance.

We use MFFO and the adjustments used to calculate it in order to evaluate our performance against other publicly registered, non-listed REITs which intend to have limited lives with short and defined acquisition periods and targeted exit strategies shortly thereafter. As noted above, MFFO may not be a useful measure of the impact of long-term operating performance if we do not continue to operate in this manner. We believe that our use of MFFO and the adjustments used to calculate it allow us to present our performance in a manner that reflects certain characteristics that are unique to publicly registered, non-listed REITs, such as their limited life, limited and defined acquisition period and targeted exit strategy, and hence that the use of such measures may be useful to investors. For example, acquisition fees and expenses are intended to be funded from the proceeds of our offering and other financing sources and not from operations. By excluding expensed acquisition fees and expenses, the use of MFFO provides information consistent with management’s analysis of the operating performance of the properties. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such charges that may reflect anticipated and unrealized gains or losses, we believe MFFO provides useful supplemental information.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations, which is an indication of our liquidity, or indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders. FFO and MFFO should be reviewed in conjunction with other measurements as an indication of our performance. MFFO has limitations as a performance measure in an offering such as ours where the price of a share of common stock is a stated value and there is no net asset value determination during the offering stage and for a period thereafter. MFFO may be useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after the offering and acquisition stages are complete and net asset value is disclosed. FFO and MFFO are not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO and MFFO.

Neither the Securities and Exchange Commission, or SEC, NAREIT nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO or MFFO. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the publicly registered, non-listed REIT industry and we would have to adjust our calculation and characterization of FFO or MFFO.

The following is a reconciliation of net income (loss), which is the most directly comparable GAAP financial measure, to FFO and MFFO for each of our last four fiscal quarters ended December 31, 2011, for the years ended December 31, 2011 and 2010 and for the period from January 7, 2009 (Date of Inception) through December 31, 2009:

	Three Months Ended
	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Net income (loss)	$1,578,000	$413,000	$(6,880,000)	$(885,000)
Add:
Depreciation and amortization — consolidated properties	4,797,000	4,553,000	3,274,000	2,202,000
Less:
Net income attributable to noncontrolling interests	(1,000)	—	(1,000)	—
Depreciation and amortization related to noncontrolling interests	(3,000)	(2,000)	(3,000)	(2,000)

FFO	$6,371,000	$4,964,000	$(3,610,000)	$1,315,000

Add:
Acquisition related expenses(a)	$691,000	$913,000	$7,236,000	$1,549,000
Amortization of above and below market leases(b)	92,000	81,000	80,000	45,000
(Gain) loss in fair value of derivative financial instruments(c)	(61,000)	202,000	299,000	(74,000)
Loss on extinguishment of debt(d)	—	2,000	—	42,000
Change in deferred rent receivables related to noncontrolling interests(e)	1,000	—	—	1,000
Less:
Change in deferred rent receivables(e)	(843,000)	(806,000)	(464,000)	(449,000)

MFFO	$6,251,000	$5,356,000	$3,541,000	$2,429,000

Weighted average common shares outstanding — basic and diluted	44,569,470	34,644,097	25,543,273	18,144,696

Net income (loss) per common share — basic and diluted	$0.04	$0.01	$(0.27)	$(0.05)

FFO per common share — basic and diluted	$0.14	$0.14	$(0.14)	$0.07

MFFO per common share — basic and diluted	$0.14	$0.15	$0.14	$0.13

	Years Ended		Period from January 7, 2009 (Date of Inception) through December 31, 2009
	December 31, 2011	December 31, 2010
Net loss	$(5,774,000)	$(7,423,000)	$(282,000)
Add:
Depreciation and amortization — consolidated properties	14,826,000	3,591,000	—
Less:
Net (income) loss attributable to noncontrolling interests	(2,000)	(1,000)	1,000
Depreciation and amortization related to noncontrolling interests	(10,000)	(4,000)	—

FFO	$9,040,000	$(3,837,000)	$(281,000)

Add:
Acquisition related expenses(a)	$10,389,000	$7,099,000	$18,000
Amortization of above and below market leases(b)	298,000	79,000	—
Loss in fair value of derivative financial instruments(c)	366,000	143,000	—
Loss on extinguishment of debt(d)	44,000	—	—
Change in deferred rent receivables related to noncontrolling interests(e)	2,000	1,000	—
Less:
Change in deferred rent receivables(e)	(2,562,000)	(576,000)	—

MFFO	$17,577,000	$2,909,000	$(263,000)

Weighted average common shares outstanding — basic and diluted	30,808,725	7,471,184	186,330

Net loss per common share — basic and diluted	$(0.19)	$(0.99)	$(1.51)

FFO per common share — basic and diluted	$0.29	$(0.51)	$(1.51)

MFFO per common share — basic and diluted	$0.57	$0.39	$(1.41)

(a)	In evaluating investments in real estate, we differentiate the costs to acquire the investment from the operations derived from the investment. Such information would be comparable only for publicly registered, non-listed REITs that have completed their acquisition activity and have other similar operating characteristics. By excluding expensed acquisition related expenses, we believe MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties. Acquisition fees and expenses include payments to our advisor entities or their affiliates and third parties. Acquisition related expenses under GAAP are considered operating expenses and as expenses included in the determination of net income (loss) and income (loss) from continuing operations, both of which are performance measures under GAAP. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to such property.

(b)	Under GAAP, above and below market leases are assumed to diminish predictably in value over time and amortized, similar to depreciation and amortization of other real estate related assets that are excluded from FFO. However, because real estate values and market lease rates historically rise or fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, we believe that by excluding charges relating to the amortization of above and below market leases, MFFO may provide useful supplemental information on the performance of the real estate.

(c)	Under GAAP, we are required to record our derivative financial instruments at fair value at each reporting period. We believe that adjusting for the change in fair value of our derivative financial instruments is appropriate because such adjustments may not be reflective of on-going operations and reflect unrealized impacts on value based only on then current market conditions, although they may be based upon general market conditions. The need to reflect the change in fair value of our derivative financial instruments is a continuous process and is analyzed on a quarterly basis in accordance with GAAP.

(d)	We believe that adjusting for the gain or loss on extinguishment of debt provides useful information because such gain or loss on extinguishment of debt may not be reflective of on-going operations.

(e)	Under GAAP, rental revenue is recognized on a straight-line basis over the terms of the related lease (including rent holidays). This may result in income recognition that is significantly different than the underlying contract terms. By adjusting for the change in deferred rent receivables, MFFO may provide useful supplemental information on the realized economic impact of lease terms, providing insight on the expected contractual cash flows of such lease terms, and aligns results with our analysis of operating performance.

Net Operating Income

As of December 31, 2011, we had completed 25 acquisitions comprising 56 buildings. The properties were 96.1% leased as of December 31, 2011. As of December 31, 2010, we had completed 14 acquisitions comprising 25 buildings. The properties were 98.3% leased as of December 31, 2010.

The aggregate net operating income for the properties for the year ended December 31, 2011 was $32,127,000, as compared to $6,481,000 for the year ended December 31, 2010.

Net operating income is a non-GAAP financial measure that is defined as net income (loss), computed in accordance with GAAP, generated from properties before general and administrative expenses, acquisition related expenses, depreciation and amortization, interest expense and interest income. We believe that net operating income is useful for investors as it provides an accurate measure of the operating performance of our operating assets because net operating income excludes certain items that are not associated with the management of the properties. Additionally, we believe that net operating income is a widely accepted measure of comparative operating performance in the real estate community. However, our use of the term net operating income may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount.

The following is a reconciliation of net loss, which is the most directly comparable GAAP financial measure, to net operating income for the years ended December 31, 2011 and 2010 and for the period from January 7, 2009 (Date of Inception) through December 31, 2009:

	Years Ended December 31,		Period from January 7, 2009 (Date of Inception) through December 31, 2009
	2011	2010
Net loss	$(5,774,000)	$(7,423,000)	$(282,000)
Add:
General and administrative	5,992,000	1,670,000	268,000
Acquisition related expenses	10,389,000	7,099,000	18,000
Depreciation and amortization	14,826,000	3,591,000	—
Interest expense	6,711,000	1,559,000	—
Less:
Interest income	(17,000)	(15,000)	(4,000)

Net operating income	$32,127,000	$6,481,000	$—

Information Regarding Our Distributions

Our board of directors authorized a daily distribution to our stockholders of record as of the close of business on each day of the period commencing on January 1, 2010 and ending on June 30, 2010, as a result of Grubb & Ellis Company advising us that it intended to fund these distributions until we acquired our first property. We acquired our first property, Lacombe Medical Office Building, on March 5, 2010. Grubb & Ellis Company did not receive any additional shares of our common stock or other consideration for funding these distributions, and we will not repay the funds provided by Grubb & Ellis Company for these distributions. Subsequently, our board of directors authorized, on a quarterly basis, a daily distribution to our stockholders of record as of the close of business on each day of the quarterly periods commencing on July 1, 2010 and ending on June 30, 2012. For distributions declared for each record date in the January 2010 through December 2011 periods, the distributions were calculated based on 365 days in the calendar year and were equal to $0.001780822 per day per share of common stock, which is equal to an annualized distribution rate of 6.5%, assuming a purchase price of $10.00 per share. For distributions declared for each record date in the January 2012 through June 2012 periods, the distributions are calculated based on 365 days in the calendar year and are equal to $0.001808219 per day per share of common stock, which is equal to an annualized distribution rate of 6.6%, assuming a purchase price of $10.00 per share. These distributions are aggregated and paid in cash or shares of our common stock pursuant to the DRIP monthly in arrears. The distributions declared for each record date from the January 2010 through June 2012 periods were or will be paid monthly from February 2010 through July 2012, only from legally available funds.

The amount of the distributions to our stockholders is determined quarterly by our board of directors and is dependent on a number of factors, including funds available for payment of distributions, our financial condition, capital expenditure requirements and annual distribution requirements needed to continue to qualify as a REIT under the Internal Revenue Code. We have not established any limit on the amount of offering proceeds that may be used to fund distributions, except that, in accordance with our organizational documents and Maryland law, we may not make distributions that would: (1) cause us to be unable to pay our debts as they become due in the usual course of business; (2) cause our total assets to be less than the sum of our total liabilities plus senior liquidation preferences; or (3) jeopardize our ability to maintain our qualification as a REIT.

The distributions paid for the years ended December 31, 2011 and 2010, along with the amount of distributions reinvested pursuant to the DRIP and the sources of our distributions as compared to cash flows from operations are as follows:

	Years Ended December 31,
	2011		2010
Distributions paid in cash	$9,375,000		$2,087,000
Distributions reinvested	8,817,000		1,985,000

	$18,192,000		$4,072,000

Sources of distributions:
Cash flows from operations	$9,264,000	50.9%	$—	—%
Funds from our former sponsor	—	—%	259,000	6.4%
Offering proceeds	8,928,000	49.1%	3,813,000	93.6%

	$18,192,000	100%	$4,072,000	100%

From our inception through December 31, 2011, we paid distributions of $22,264,000 ($11,462,000 in cash and $10,802,000 in shares of our common stock pursuant to the DRIP) as compared to cumulative cash flows from operations of $6,343,000. $259,000, or 1.2% of the distributions, were paid from funds from our former sponsor, $6,343,000, or 28.5% of the distributions, were paid from cash flows from operations and $15,662,000, or 70.3% of the distributions, were paid from our offering proceeds.

Under GAAP, acquisition related expenses are expensed, and therefore, subtracted from cash flows from operations. However, these expenses are paid from offering proceeds.

Our distributions of amounts in excess of our current and accumulated earnings and profits have resulted in a return of capital to our stockholders. We have not established any limit on the amount of offering proceeds that may be used to fund distributions other than those limits imposed by our organizational documents and Maryland law. Therefore, all or any portion of a distribution to our stockholders may be paid from offering proceeds. The payment of distributions from our offering proceeds could reduce the amount of capital we ultimately invest in assets and negatively impact the amount of income available for future distributions.

The distributions paid during each of our last four fiscal quarters ended December 31, 2011, along with the amount of distributions reinvested pursuant to the DRIP and the sources of our distributions were as follows:

	Three Months Ended
	December 31, 2011		September 30, 2011		June 30, 2011		March 31, 2011
Distributions paid in cash	$3,483,000		$2,678,000		$1,914,000		$1,300,000
Distributions reinvested	3,218,000		2,478,000		1,833,000		1,288,000

	$6,701,000		$5,156,000		$3,747,000		$2,588,000

Sources of distributions:
Cash flows from operations	$4,999,000	74.6%	$5,156,000	100%	$—	—%	$1,101,000	42.5%
Offering proceeds	1,702,000	25.4%	—	—%	3,747,000	100%	1,487,000	57.5%

	$6,701,000	100%	$5,156,000	100%	$3,747,000	100%	$2,588,000	100%

The income tax treatment for distributions reportable for the years ended December 31, 2011 and 2010 was as follows:

	Years Ended December 31,
	2011		2010
Ordinary income	$9,276,000	51%	$935,000	23%
Capital gain	—	—	—	—
Return of capital	8,912,000	49	3,128,000	77

	$18,188,000	100%	$4,063,000	100%

Amounts listed above do not include distributions paid on nonvested shares of our restricted common stock which have been separately reported.

As of December 31, 2011, we had an amount payable of $520,000 to our former advisor or its affiliates for asset and property management fees, operating expenses, lease commissions, on-site personnel payroll and acquisition related expenses, which will be paid from cash flows from operations in the future as they become due and payable by us in the ordinary course of business consistent with our past practice.

As of December 31, 2011, no amounts due to our former advisor or its affiliates have been deferred, waived or forgiven. Our former advisor and its affiliates and our advisor and its affiliates have no obligations to defer, waive or forgive amounts due to them. In the future, if our former advisor and its affiliates and our advisor entities and their affiliates do not defer, waive or forgive amounts due to them, this would negatively affect our cash flows from operations, which could result in us paying distributions, or a portion thereof, with net proceeds from our offering or borrowed funds. As a result, the amount of proceeds available for investment and operations would be reduced, or we may incur additional interest expense as a result of borrowed funds.

The distributions paid for the years ended December 31, 2011 and 2010 and from our inception through December 31, 2011, along with the amount of distributions reinvested pursuant to the DRIP and the sources of our distributions as compared to FFO is as follows:

	Years Ended December 31,				Inception through December 31, 2011
	2011		2010
Distributions paid in cash	$9,375,000		$2,087,000		$11,462,000
Distributions reinvested	8,817,000		1,985,000		10,802,000

	$18,192,000		$4,072,000		$22,264,000

Sources of distributions:
FFO	$9,040,000	49.7%	$—	—%	$4,922,000	22.1%
Funds from our former sponsor	—	—%	259,000	6.4%	259,000	1.2%
Offering proceeds	9,152,000	50.3%	3,813,000	93.6%	17,083,000	76.7%

	$18,192,000	100%	$4,072,000	100%	$22,264,000	100%

The payment of distributions from sources other than FFO may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds.

For further information regarding FFO, which includes a reconciliation of our GAAP net income (loss) to FFO, refer to the “Our Performance — Funds from Operations and Modified Funds from Operations” section of this supplement.

Dilution of the Net Tangible Book Value of Our Shares

In connection with this ongoing offering of shares of our common stock, we are providing information about our net tangible book value per share. Our net tangible book value per share is a rough approximation of value calculated as total book value of assets minus total liabilities, divided by the total number of shares of common stock outstanding. It assumes that the value of real estate assets diminishes predictably over time as shown through the depreciation and amortization of real estate investments. Real estate values have historically risen or fallen with market conditions. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated value per share. It is not intended to reflect the value of our assets upon an orderly liquidation of the company in accordance with our investment objectives. However, net tangible book value does reflect certain dilution in value of our common stock from the issue price as a result of (i) accumulated depreciation and amortization of real estate investments, (ii) the substantial fees paid in connection with our initial public offering, including selling commissions and marketing fees re-allowed by our dealer manager to participating broker-dealers and (iii) the fees and expenses paid to our former advisor and its affiliates and our advisor entities and their affiliates in connection with the selection, acquisition, management and sale of our investments. As of December 31, 2011, our net tangible book value per share was $8.13. The offering price under our primary offering (ignoring purchase price discounts for certain categories of purchasers) at December 31, 2011 was $10.00 per share.

Our offering price was not established on an independent basis and bears no relationship to the net value of our assets. Further, even without depreciation in the value of our assets, the other factors described above with respect to the dilution in the value of our common stock are likely to cause our offering price to be higher than the amount you would receive per share if we were to liquidate at this time.

Depreciation

The following information should be read in conjunction with the “Investment Portfolio — Depreciation” section on page 122 of our prospectus:

As of March 20, 2012, for federal income tax purposes, our depreciable basis in our acquired properties was approximately $619.0 million in total. For federal income tax purposes, we depreciate furniture and equipment, land improvements and buildings based upon the modified accelerated recovery system over five to seven, 15 and 39 years, respectively.

Management of Our Company

The following information should be read in conjunction with the discussion contained in the “Management of Our Company — Directors and Executive Officers” section beginning on page 126 of our prospectus:

Effective as of January 16, 2012, Mathieu B. Streiff, a principal of American Healthcare Investors, one of our co-sponsors, was appointed by our board of directors to serve as our Executive Vice President. For biographical information regarding Mr. Streiff, see the “Management of Our Company — Our Co-Sponsors — American Healthcare Investors” section of our prospectus.

The following information should be read in conjunction with the discussion contained in the “Management of Our Company — Executive Stock Purchase Plans” section beginning on page 130 of our prospectus:

In January 2012, Shannon K S Johnson, our Chief Financial Officer and the Senior Vice President, Accounting and Finance of American Healthcare Investors; Stefan Oh, our Senior Vice President of Acquisitions and the Senior Vice President, Acquisitions of American Healthcare Investors; Cora Lo, our Secretary and the Senior Vice President, Securities Counsel of American Healthcare Investors; and Damon Elder, Senior Vice President, Marketing and Communications of American Healthcare Investors, each entered into stock purchase plans in which they each irrevocably agreed to invest 15.0%, 15.0%, 10.0% and 10.0%, respectively, of their net after-tax base salaries as employees of American Healthcare Investors into shares of our common stock. Additionally, Chris Rooney, Senior Vice President, Asset Management of American Healthcare Investors, has entered into an irrevocable stock purchase plan to invest 15.0% of his net after-tax base salary and annual bonus as an employee of American Healthcare Investors into shares of our common stock.

Pursuant to the stock purchase plans, each individual has directed that the respective portion of their net after-tax salary and/or bonus compensation that is earned on or after February 1, 2012 as employees of American Healthcare Investors will be directly invested into our company by purchasing shares of our common stock on a regular basis, corresponding to regular payroll periods and the payment of any other cash bonus compensation, as applicable. Such arrangements shall terminate on the earlier of (i) December 31, 2012, (ii) the termination of our initial public offering, (iii) any suspension of our initial public offering by our board of directors or a regulatory body, or (iv) the date upon which the number of shares of our common stock owned by any of them, when combined with all their other investments in our common stock, exceeds the ownership limits set forth in our charter. The shares will be purchased pursuant to our registered public offering at a price of $9.00 per share, reflecting the elimination of selling commissions and the dealer manager fee in connection with such transactions.

Compensation Paid to Our Former Advisor

The “Compensation Table — Compensation Paid to Our Former Advisor” section on page 153 of our prospectus and all similar discussions appearing throughout our prospectus are superseded in their entirety as follows:

Type of Compensation	Amounts incurred from Inception through December 31, 2011
Offering Stage:
Selling Commissions	$32,500,000
Dealer Manager Fee	$14,290,000
Other Organizational and Offering Expenses	$4,783,000
Acquisition and Development Stage:
Acquisition Fee	$12,068,000
Development Fee	$—
Reimbursement of Acquisition Expenses	$50,000
Operational Stage:
Asset Management Fee	$3,541,000
Property Management Fees	$1,088,000
On-site Personnel and Engineering Payroll	$149,000
Lease Fees	$454,000
Construction Management Fee	$93,000
Operating Expenses	$103,000
Related Party Services Agreement	$481,000
Compensation for Additional Services	$124,000
Disposition/Liquidation Stage:
Disposition Fees	$—
Subordinated Distribution of Net Sales Proceeds	$—
Subordinated Distribution Upon Listing	$—

As of December 31, 2011, compensation incurred but not yet paid was approximately $1,111,000, representing normal accruals for fourth quarter 2011 activities.

Share Repurchase Plan

The tenth paragraph of the “Share Repurchase Plan” section beginning on page 204 of our prospectus and all similar discussions appearing throughout our prospectus are superseded in their entirety as follows:

For the years ended December 31, 2011 and 2010, we received share repurchase requests and repurchased 127,802 and 21,000 shares of our common stock, respectively, for an aggregate of $1,198,000 and $210,000, respectively, at an average repurchase price of $9.38 and $10.00 per share, respectively, using proceeds we received from the sale of shares of our common stock pursuant to the DRIP. For the period from January 7, 2009 (Date of Inception) through December 31, 2009, we did not receive any requests for repurchase or otherwise repurchase any shares of our common stock pursuant to our share repurchase plan.

Experts

The “Experts” section on page 221 of our prospectus and all similar discussions appearing throughout our prospectus are superseded in their entirety as follows:

The consolidated financial statements of Griffin-American Healthcare REIT II, Inc. appearing in our company’s Annual Report (Form 10-K) as of December 31, 2011 and 2010 and for the years ended December 31, 2011 and 2010 and for the period from January 7, 2009 (Date of Inception) through December 31, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The balance sheets of Mid-Atlantic Health Care, LLC as of December 31, 2009 and 2010, and the related statements of operations, members’ equity and cash flows for each of the three years in the period ended December 31, 2010 which are incorporated by reference in this prospectus have been audited by KMJ Corbin & Company LLP, an independent audit firm, as indicated in their report with respect thereto, and are incorporated by reference in this prospectus in reliance upon the authority of said firm as experts in accounting and auditing.

The consolidated balance sheets of Wellington Healthcare Services, LP and Subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, partners’ equity and cash flows for each of the two years in the period ended December 31, 2011 and the consolidated balance sheets of Wellington Healthcare Services, LP and Subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, partners’ equity and cash flows for each of the two years in the period ended December 31, 2010, which are incorporated by reference in this prospectus, have been audited by Bradley Associates, Inc., an independent audit firm, as indicated in their reports with respect thereto, and are incorporated by reference in this prospectus in reliance upon the authority of said firm as experts in accounting and auditing.

Incorporation of Certain Information by Reference

The “Incorporation of Certain Information by Reference” section on page 222 of our prospectus and all similar discussions appearing throughout our prospectus are superseded in their entirety as follows:

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. You may read and copy any document we have electronically filed with the SEC at the SEC’s public reference room in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. Call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference room. In addition, any document we have electronically filed with the SEC is available at no cost to the public over the Internet at the SEC’s website at www.sec.gov. You can also access documents that are incorporated by reference into this prospectus at our website, www.healthcarereit2.com/. The contents of our website are not incorporated by reference in, or otherwise a part of, this prospectus.

The following documents filed with the SEC are incorporated by reference in this prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on March 15, 2012; and

•

Current Reports on Form 8-K and Form 8-K/A filed with the SEC on September 16, 2011, January 4, 2012, January 9, 2012, January 12, 2012, January 17, 2012, January 18, 2012, February 3, 2012, February 7, 2012, March 2, 2012, March 15, 2012, March 19, 2012 and March 28, 2012.

We will provide to each person to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus, as supplemented, but not delivered with this prospectus. To receive a free copy of any of the reports or documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, write or call us at 4000 MacArthur Boulevard, West Tower, Suite 200, Newport Beach, California 92660, (949) 270-9200. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

EXHIBIT A

PRIOR PERFORMANCE TABLES

PRIOR PERFORMANCE OF OUR CO-SPONSOR AND ITS AFFILIATES

The following Prior Performance Tables provide historical unaudited financial information relating to 13 active private real estate investment programs, six completed private real estate investment programs and one active public real estate program sponsored by Griffin Capital, one of our co-sponsors (referred to as Prior Real Estate Programs). The one publicly reporting program, GC REIT, has investment objectives similar to ours, including the acquisition and operation of commercial properties; the provision of stable cash flow available for distribution to our stockholders; preservation and protection of capital; and the realization of capital appreciation upon the ultimate sale of our properties. One difference in investment objectives between us and GC REIT is the focus on a particular type or asset class of commercial property. In particular: our focus is on medical office buildings, healthcare-related facilities and quality commercial office properties and to a lesser extent, secured loans and other real estate-related investments. GC REIT focuses on single tenant net lease properties diversified by corporate credit, physical geography, product type and lease duration. While we intend to invest in a diversified portfolio of properties, the 19 private programs were structured to acquire a single asset or a designated set of properties.

Our advisor is responsible for the acquisition, operation, maintenance and resale of our real estate properties. Griffin Capital, an affiliate of our advisor, is one of our co-sponsors and is the sponsor of the Prior Real Estate Programs and related companies. The Prior Real Estate Programs presented provide an overview of prior Griffin Capital managed real estate programs and the performance of these programs. However, the general condition of the economy, as well as other factors, can affect the real estate market and operations and impact the financial performance significantly.

Our company is the first real estate program sponsored by American Healthcare Investors, our other co-sponsor.

The following tables are included herein:

Table II – Compensation to Sponsor – Table II summarizes the compensation paid to Griffin Capital, one of our co-sponsors, and affiliates for the Prior Real Estate Programs, the offerings of which closed in the most recent three years, and total compensation paid by all other Prior Real Estate Programs in the most recent three years. The information in Table II is unaudited.

Table III – Operating Results of Prior Real Estate Programs – Table III summarizes the operating results for the Prior Real Estate Programs, the offerings of which closed in the most recent five years. The information in Table III is unaudited.

Table IV – Results of Completed Prior Real Estate Programs – Table IV summarizes the results for the Prior Real Estate Programs that have completed operations in the most recent five years. The information in Table IV is unaudited.

Table V – Sales or Disposals of Properties – Table V includes all sales or disposals of properties by Prior Real Estate Programs in the most recent three years. The information in Table V is unaudited.

Table I – Experience in Raising and Investing Funds has been omitted because Griffin Capital has not had a Prior Real Estate Program that closed in the most recent three years pursuant to the financial disclosure requirement.

Past performance is not necessarily indicative of future results

Additional information relating to the acquisition of properties by the Prior Real Estate Programs is contained in Table VI, which is included in Part II of the registration statement which we have filed with the SEC and of which our prospectus is a part. Copies of Table VI will be provided to prospective investors at no charge upon request.

Our stockholders will not own any interest in any Prior Real Estate Programs and should not assume that they will experience returns, if any, comparable to those experienced by investors in the Prior Real Estate Programs. Please see the “Risk Factors – Risks Related to Investments in Real Estate” section of our prospectus. Due to the risks involved in the ownership of and investment in real estate, there is no guarantee of any level of return on your investment in us and you may lose some or all of your investment.

These tables are presented on a tax basis rather than on a GAAP basis. Tax basis accounting does not take certain income or expense accruals into consideration at the end of each fiscal year. Income may be understated in the tables as compared to GAAP, as GAAP accounting would require certain amortization or leveling of rental revenue, the amount of which is undetermined at this time. Expenses may be understated by monthly operating expenses, which are typically paid in arrears.

Past performance is not necessarily indicative of future results

TABLE II

COMPENSATION TO SPONSOR (UNAUDITED)

This table sets forth the compensation paid to one of our co-sponsors, Griffin Capital, and its affiliates for Prior Real Estate Programs for which the offerings have closed in the most recent three years ended December 31, 2011 and total compensation paid by all other Prior Real Estate Programs in the most recent three years ended December 31, 2011. As of December 31, 2011, there was one public program, GC REIT, and up to 19 private programs which paid compensation to Griffin Capital and its affiliates. There were no offerings that closed in the most recent three years ended December 31, 2011.

	Other Programs
Date Offering Commenced	Various	(1)
Dollar Amount Raised	$60,981,000	(2)
Amount Paid to Sponsor from Proceeds of Offering:
Selling Commissions	4,023,000	(3)
Due Diligence Expense	78,000	(4)
Dealer Manager Fee	1,594,000	(5)
Organizational and Offering Expenses	2,635,000	(6)
Acquisition Fees:
Acquisition Fees	4,116,690	(7)
Acquisition Expenses	823,338	(7)
Other	2,041,672	(7)
Dollar Amount Generated from Operations Before Deducting Payments to Sponsor	—
Amount Paid to Sponsor from Operations:
Property Management Fees	634,000	(8)
Partnership Management Fees	—
Asset Management Fees	5,984,000	(9)
Reimbursements	—
Leasing Commissions	—
Other	—
Dollar Amount of Property Sales and Refinancing Before Deducting Payments to Sponsor:
Cash	—
Notes	—
Amount Paid to Sponsor from Property Sales and Refinancing:
Incentive Fees	—
Real Estate Commission	—
Disposition Fee	3,409,000	(10)
Other	—

Past performance is not necessarily indicative of future results

TABLE II

COMPENSATION TO SPONSOR (UNAUDITED) – (Continued)

NOTES TO TABLE II

(1)	GC REIT’S public offering became effective with the SEC on November 6, 2009. Griffin Capital began offering for sale The Griffin Capital (Waterford) Investors, DST, or Waterford, in July 2009.

(2)	Total equity raised in the public offering as of December 31, 2011, which includes redemptions of approximately $0.10 million. Concurrent with registering the public offering, GC REIT offered shares in a Regulation D private offering pursuant to a private placement memorandum, which offering began in February 2009. Approximately $2.4 million of common stock was sold in the Regulation D private placement. From July 2009 through the disposition in September 2011, Waterford raised $6.9 million.

(3)	Selling commissions of 7.0% are earned on each subscription, which amount is reallowed to the third party participating broker-dealers.

(4)	Griffin Capital reallowed $0.08 million of the dealer manager fee to the participating broker-dealer to cover due diligence costs.

(5)	Dealer manager fees of 3.0% are earned on each subscription, which amount is paid to the dealer manager affiliated with Griffin Capital. The dealer manager may reallow a portion of this fee to third party participating broker-dealers to reimburse for marketing efforts.

(6)	Organizational expenses include marketing related costs, technology costs, training and education meetings, broker-dealer seminars and bona fide due diligence expenses.

(7)	Acquisition fees and reimbursable expenses are earned by The GC Net Lease REIT Advisor, LLC, an affiliate of Griffin Capital, on each acquired or contributed property. The acquisition fee is 2.5% of the acquisition purchase price. Acquisition expenses incurred by Griffin Capital are reimbursable up to 0.50% of the acquisition purchase price. Other acquisition costs are those incurred by GC REIT directly, including appraisal fees, filing fees, and other third party charges.

(8)	Property management fees are earned by The GC Net Lease REIT Property Manager, LLC at 3.0% of gross collected rental revenue.

(9)	Asset management fees were earned by The GC Net Lease REIT Advisor, LLC for GC REIT at 0.75% of the acquisition/contribution value of the properties acquired or contributed totaling approximately $1.86 million. In addition, asset management fees were earned from the tenant-in-common, or TIC, programs. In 2009, 19 TIC programs paid Griffin Capital $1.53 million in asset management fees; in 2010, 18 TIC programs paid Griffin Capital $1.4 million; and in 2011, 16 TIC programs paid Griffin Capital $1.2 million.

(10)	Griffin Capital was paid a disposition fee for the sale of Will Partners Investors, LLC and The Griffin Capital (Carlsbad) Investors, LLC properties. The fees were $2.1 million and $1.3 million, respectively.

Past performance is not necessarily indicative of future results

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS (UNAUDITED)

The following sets forth the unaudited operating results of Prior Real Estate Programs sponsored by Griffin Capital, one of our co-sponsors, the offerings of which have closed in the most recent five years ended December 31, 2011. All amounts are as of and for the year ended December 31 for the year indicated.

	Griffin Capital (ARG Restaurants) Investors, DST
	2007	2008	2009	2010	2011
Gross Revenue	$2,749,638	$2,744,803	$1,744,044	$1,367,483	$1,410,540
Profit (loss) on Sale of Property
Less:
Operating Expenses	42,513	44,452	360,809	360,626	326,550
Interest Expense	1,692,726	1,863,000	1,681,882	1,191,152	1,117,594
Depreciation	—	—	—	—	—

Net Income (Loss) - Tax Basis	$1,014,399	$837,351	$(298,647)	$(184,295)	$(33,604)

Taxable Income
from operations	$1,014,399	$837,351	$(298,647)	$(184,295)	$(33,604)
from gain (loss) on sale	—	—	—	—	(5,499,075	)(1)
Cash Generated
from operations	1,014,399	837,351	(298,647)	(184,295)	(5,532,679)
from sales	—	—	—	—	—
from refinancing	—	—	—	—	—

Cash Generated from operations, sales and refinancing	1,014,399	837,351	(298,647)	(184,295)	(5,532,679)
Less: Cash Distributions to Investors
from operating cash flow	761,903	838,584	139,750	—	—
from sales and refinancing	—	—	—	—	—
from other	—	—	—	—	—

Cash Generated (deficiency) after Cash Distributions	252,496	(1,233)	(438,397)	(184,295)	(5,532,679)
Less: Special Items (not including sales and refinancing)	—	—	—	—	—

Cash Generated (deficiency) after Cash Distributions and Special Items	$252,496	$(1,233)	$(438,397)	$(184,295)	$(5,532,679)

Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results:
Ordinary Income (Loss)
from operations	$78.64	$64.91	$(23.15)	$(14.29)	$(2.60)
from recapture	—	—	—	—	—
Capital Gain (Loss)	—	—	—	—	—
Cash Distributions to Investors:
Source (on tax basis)
investment income	$59.06	$65.01	$10.83	$—	$—
return of capital	—	—	—	—	—
Source (on cash basis)
sales	—	—	—	—	—
refinancing	—	—	—	—	—
operations	$59.06	$64.91	$(23.15)	$(14.29)	$(2.60)
other	$—	$0.10	$33.98	$14.29	$2.60
Amount (pct.) remaining Invested in Program Properties at the End of Last Year reported in the table					100%

(1)	The ARG real estate program consists of nine assets throughout California, two of which were sold at a loss in 2011.

Past performance is not necessarily indicative of future results

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS (UNAUDITED) – (Continued)

	Griffin Capital (Redwood) Investors, LLC
	2007	2008	2009	2010	2011
Gross Revenue	$1,443,484	$1,785,523	$1,827,329	$1,872,471	$1,919,079
Profit (loss) on Sale of Property
Less:
Operating Expenses	35,556	50,119	55,702	52,936	55,038
Interest Expense	688,415	929,742	927,201	927,201	927,202
Depreciation	—	—	—	—	—

Net Income (Loss) - Tax Basis	$719,513	$805,662	$844,426	$892,334	$936,839

Taxable Income
from operations	$719,513	$805,662	$844,426	$892,334	$936,839
from gain on sale	—	—	—	—	—
Cash Generated
from operations	719,513	805,662	844,426	892,334	936,839
from sales	—	—	—	—	—
from refinancing	—	—	—	—	—

Cash Generated from operations, sales and refinancing	719,513	805,662	844,426	892,334	936,839
Less: Cash Distributions to Investors
from operating cash flow	565,540	786,771	834,166	891,041	947,917
from sales and refinancing	—	—	—	—	—
from other	—	—	—	—	—

Cash Generated (deficiency) after Cash Distributions	153,973	18,891	10,260	1,293	(11,078)
Less: Special Items (not including sales and refinancing)	—	—	—	—	—

Cash Generated (deficiency) after Cash Distributions and Special Items	$153,973	$18,891	$10,260	$1,293	$(11,078)

Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results:
Ordinary Income (Loss)
from operations	$63.25	$70.83	$74.24	$78.45	$82.36
from recapture	—	—	—	—	—
Capital Gain (Loss)	—	—	—	—	—
Cash Distributions to Investors:
Source (on tax basis)
investment income	$49.72	$69.17	$73.33	$78.33	$82.36
return of capital	—	—	—	—	—
Source (on cash basis)
sales	—	—	—	—	—
refinancing	—	—	—	—	—
operations	$49.72	$69.17	$—	$78.33	$82.36
other	—	—	—	—	—
Amount (pct.) remaining Invested in Program Properties at the End of Last Year reported in the table					100%

Past performance is not necessarily indicative of future results

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS (UNAUDITED) – (Continued)

	Griffin Capital (Independence) Investors, LLC
	2007	2008	2009	2010	2011
Gross Revenue	$1,414,719	$2,781,155	$2,770,754	$2,772,296	$2,770,009
Profit (loss) on Sale of Property
Less:
Operating Expenses	35,318	84,100	89,241	86,029	84,610
Interest Expense	665,808	1,562,088	1,557,820	1,557,820	1,557,820
Depreciation	—	—	—	—	—

Net Income (Loss) - Tax Basis	$713,593	$1,134,967	$1,123,693	$1,128,447	$1,127,579

Taxable Income
from operations	$713,593	$1,134,967	$1,123,693	$1,128,447	$1,127,579
from gain on sale	—	—	—	—	—
Cash Generated
from operations	713,593	1,134,967	1,123,693	1,128,447	1,127,579
from sales	—	—	—	—	—
from refinancing	—	—	—	—	—

Cash Generated from operations, sales and refinancing	713,593	1,134,967	1,123,693	1,128,447	1,127,579
Less: Cash Distributions to Investors
from operating cash flow	472,339	1,118,900	1,127,275	1,139,000	1,152,958
from sales and refinancing	—	—	—	—	—
from other	—	—	—	—	—

Cash Generated (deficiency) after Cash Distributions	241,254	16,067	(3,582)	(10,553)	(25,379)
Less: Special Items (not including sales and refinancing)	—	—	—	—	—

Cash Generated (deficiency) after Cash Distributions and Special Items	$241,254	$16,067	$(3,582)	$(10,553)	$(25,379)

Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results:
Ordinary Income (Loss)
from operations	$53.25	$84.70	$83.86	$84.21	$84.15
from recapture	—	—	—	—	—
Capital Gain (Loss)	—	—	—	—	—
Cash Distributions to Investors:
Source (on tax basis)
investment income	$35.25	$83.50	$84.13	$85.00	$84.15
return of capital	—	—	—	—	—
Source (on cash basis)
sales	—	—	—	—	—
refinancing	—	—	—	—	—
operations	$35.25	$83.50	$84.13	$84.21	$84.15
other	$—	$—	$—	$0.79	$1.89
Amount (pct.) remaining Invested in Program Properties at the End of Last Year reported in the table					100%

Past performance is not necessarily indicative of future results

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS (UNAUDITED) – (Continued)

	Griffin Capital (Bolingbrook) Investors, LLC
	2007	2008	2009	2010	2011
Gross Revenue	$1,234,889	$2,432,445	$2,445,208	$2,507,600	$2,569,187
Profit (loss) on Sale of Property
Less:
Operating Expenses	8,782	57,500	63,292	58,535	58,877
Interest Expense	661,837	1,562,790	1,557,885	1,545,515	1,528,141
Depreciation	—	—	—	—	—

Net Income (Loss) - Tax Basis	$564,270	$812,155	$824,031	$903,550	$982,169

Taxable Income
from operations	$564,270	$812,155	$824,031	$903,550	$982,169
from gain on sale	—	—	—	—	—
Cash Generated
from operations	564,270	812,155	824,031	903,550	982,169
from sales	—	—	—	—	—
from refinancing	—	—	—	—	—

Cash Generated from operations, sales and refinancing	564,270	812,155	824,031	903,550	982,169
Less: Cash Distributions to Investors
from operating cash flow	113,218	773,500	773,500	775,802	801,125
from sales and refinancing	—	—	—	—	—
from other	—	—	—	—	—

Cash Generated (deficiency) after Cash Distributions	451,052	38,655	50,531	127,748	181,044
Less: Special Items (not including sales and refinancing)	—	—	—	—	—

Cash Generated (deficiency) after Cash Distributions and Special Items	$451,052	$38,655	$50,531	$127,748	$181,044

Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results:
Ordinary Income (Loss)
from operations	$51.07	$73.50	$74.57	$81.77	$88.88
from recapture	—	—	—	—	—
Capital Gain (Loss)	—	—	—	—	—
Cash Distributions to Investors:
Source (on tax basis)
investment income	$10.25	$70.00	$70.00	$70.21	$72.50
return of capital	—	—	—	—	—
Source (on cash basis)
sales	—	—	—	—	—
refinancing	—	—	—	—	—
operations	$10.25	$70.00	$70.00	$70.21	$72.50
other	—	—	—	—	—
Amount (pct.) remaining Invested in Program Properties at the End of Last Year reported in the table					100%

Past performance is not necessarily indicative of future results

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS (UNAUDITED) – (Continued)

	Griffin Capital (Westmont) Investors, LLC
	2007	2008	2009	2010	2011
Gross Revenue	$482,770	$2,728,518	$2,851,604	$2,856,481	$2,918,423
Profit (loss) on Sale of Property
Less:
Operating Expenses	—	269,660	54,756	56,553	65,484
Interest Expense	188,591	1,816,427	1,811,465	1,801,172	1,781,702
Depreciation	—	—	—	—	—

Net Income (Loss) - Tax Basis	$294,179	$642,431	$985,383	$998,756	$1,071,237

Taxable Income
from operations	$294,179	$642,431	$985,383	$998,756	$1,071,237
from gain on sale	—	—	—	—	—
Cash Generated
from operations	294,179	642,431	985,383	998,756	1,071,237
from sales	—	—	—	—	—
from refinancing	—	—	—	—	—

Cash Generated from operations, sales and refinancing	294,179	642,431	985,383	998,756	1,071,237
Less: Cash Distributions to Investors
from operating cash flow	—	1,247,196	1,239,750	1,239,750	1,282,500
from sales and refinancing	—	—	—	—	—
from other	—	—	—	—	—

Cash Generated (deficiency) after Cash Distributions	294,179	(604,765)	(254,367)	(240,994)	(211,263)
Less: Special Items (not including sales and refinancing)	—	—	—	—	—

Cash Generated (deficiency) after Cash Distributions and Special Items	$294,179	$(604,765)	$(254,367)	$(240,994)	$(211,263)

Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results:
Ordinary Income (Loss)
from operations	$17.20	$37.57	$57.62	$58.41	$62.65
from recapture	—	—	—	—	—
Capital Gain (Loss)	—	—	—	—	—
Cash Distributions to Investors:
Source (on tax basis)
investment income	$—	$72.94	$72.50	$72.50	$75.00
return of capital	—	—	—	—	—
Source (on cash basis)
sales	—	—	—	—	—
refinancing	—	—	—	—	—
operations	$—	$37.57	$57.62	$58.41	$62.65
other	$—	$35.37	$14.88	$14.09	$12.35
Amount (pct.) remaining Invested in Program Properties at the End of Last Year reported in the table					100%

Past performance is not necessarily indicative of future results

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS (UNAUDITED) – (Continued)

	Griffin Capital (Westwood) Investors, LLC
	2007	2008	2009	2010	2011
Gross Revenue	$6,278,425	$7,020,652	$7,494,522	$7,446,216	$8,212,177
Profit (loss) on Sale of Property
Less:
Operating Expenses	2,873,911	3,083,842	3,308,448	3,365,927	3,255,919
Interest Expense	2,840,921	2,675,400	2,667,922	2,667,922	2,667,922
Depreciation	—	—	—	—	—

Net Income (Loss) - Tax Basis	$563,593	$1,261,410	$1,518,152	$1,412,367	$2,288,336

Taxable Income
from operations	$563,593	$1,261,410	$1,518,152	$1,412,367	$2,288,336
from gain on sale	—	—	—	—	—
Cash Generated
from operations	563,593	1,261,410	1,518,152	1,412,367	2,288,336
from sales	—	—	—	—	—
from refinancing	—	—	—	—	—

Cash Generated from operations, sales and refinancing	563,593	1,261,410	1,518,152	1,412,367	2,288,336
Less: Cash Distributions to Investors
from operating cash flow	1,412,064	1,755,000	1,175,000	1,120,250	1,375,011
from sales and refinancing	—	—	—	—	—
from other	—	—	—	—	—

Cash Generated (deficiency) after Cash Distributions	(848,471)	(493,590)	343,152	292,117	913,325
Less: Special Items (not including sales and refinancing)	—	—	—	—	—

Cash Generated (deficiency) after Cash Distributions and Special Items	$(848,471)	$(493,590)	$343,152	$292,117	$913,325

Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results:
Ordinary Income (Loss)
from operations	$21.68	$48.52	$58.39	$54.32	$88.02
from recapture	—	—	—	—	—
Capital Gain (Loss)	—	—	—	—	—
Cash Distributions to Investors:
Source (on tax basis)
investment income	$54.31	$67.50	$45.19	$45.19	$52.89
return of capital	—	—	—	—	—
Source (on cash basis)
sales	—	—	—	—	—
refinancing	—	—	—	—	—
operations	$54.31	$67.50	$45.19	$45.19	$52.89
other	—	—	—	—	—
Amount (pct.) remaining Invested in Program Properties at the End of Last Year reported in the table					100%

Past performance is not necessarily indicative of future results

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS (UNAUDITED) – (Continued)

	Griffin Capital (Palomar) Investors, LLC
	2007	2008	2009	2010	2011

Gross Revenue	$921,200	$2,790,946	$1,957,358	$1,906,445	$1,813,732
Profit (loss) on Sale of Property
Less:
Operating Expenses	—	—	173,197	154,533	174,446
Interest Expense	548,039	1,662,086	1,639,652	1,639,652	1,639,626
Depreciation	—	—	—	—	—

Net Income (Loss) - Tax Basis	$373,161	$1,128,860	$144,509	$112,260	$(340)

Taxable Income
from operations	$373,161	$1,128,860	$144,509	$112,260	$(340)
from gain on sale	—	—	—	—	—
Cash Generated
from operations	373,161	1,128,860	144,509	112,260	(340)
from sales	—	—	—	—	—
from refinancing	—	—	—	—	—

Cash Generated from operations, sales and refinancing	373,161	1,128,860	144,509	112,260	(340)
Less: Cash Distributions to Investors
from operating cash flow	281,284	1,277,500	120,000	—	—
from sales and refinancing	—	—	—	—	—
from other	—	—	—	—	—

Cash Generated (deficiency) after Cash Distributions	91,877	(148,640)	24,509	112,260	(340)
Less: Special Items (not including sales and refinancing)	—	—	—	—	—

Cash Generated (deficiency) after Cash Distributions and Special Items	$91,877	$(148,640)	$24,509	$112,260	$(340)

Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results:
Ordinary Income (Loss)
from operations	$20.45	$61.86	$7.92	$6.15	$—
from recapture	—	—	—	—	—
Capital Gain (Loss)	—	—	—	—	—
Cash Distributions to Investors:
Source (on tax basis)
investment income	$15.41	$68.53	$6.58	$—	$—
return of capital	—	—	—	—	—
Source (on cash basis)
sales	—	—	—	—	—
refinancing	—	—	—	—	—
operations	$15.41	$61.86	$7.92	$6.15	$—
other	$—	$8.14	$(1.34)	$(6.15)	$—
Amount (pct.) remaining Invested in Program Properties at the End of Last Year reported in the table					100%

Past performance is not necessarily indicative of future results

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS (UNAUDITED) – (Continued)

GENERAL NOTES TO TABLE III

(1)	Griffin Capital maintains the books and records of each investment on a cash basis which approximates the reportable tax information for each tenant-in-common investor. Specifically, (1) tax accounting does not take into consideration certain income and expense accruals at the end of each calendar year; and (2) rental income is recognized for tax purposes when received rather then on a straight-line basis as required by generally accepted accounting principles. These differences typically create timing differences between years but total income over the life of the investment will not be significantly different between the two bases of accounting.

(2)	Operating expenses, including real estate taxes and property insurance, are the responsibility of the tenant pursuant to the lease agreement.

(3)	Griffin Capital does not calculate depreciation for the tenant-in-common and Delaware Statutory Trust investment due to the co-tenancy interests held by the individual investors.

(4)	Griffin Capital has not completed these programs and the properties in these programs continue to be held within the original holding period. Further, Griffin Capital has not generated cash from the refinancing of debt associated with the investment.

(5)	Distributions are made from cash flow generated from operations, which may also be funded from time to time with funds in a liquidity/working capital reserve that may have been established at close and/or funded over time with excess cash that exceeds investor distributions in prior periods.

Past performance is not necessarily indicative of future results

TABLE IV

RESULTS OF COMPLETED PROGRAMS (UNAUDITED)

This table sets forth summary information on the results of Prior Real Estate Programs that completed operations in the most recent five years ended December 31, 2011.

Program Name	Will Partners Investors, LLC
Dollar amount raised	$6,350,638
Number of properties purchased	1
Date of closing of offering	01/07/05
Date of first sale of property	06/04/10(1)
Date of final sale of property	06/04/10(1)

Tax and Distribution Data Per $1,000 Investment Through 06/04/10
Federal income tax results:
Ordinary income (loss)
- from operations	$31.75
- from recapture	$—
Capital gain (loss)	$—
Deferred gain
- capital	$—
- ordinary	$—

Cash distributions to investors
Source (on GAAP basis)
- investment income	$14.73
- return of capital	$—
Source (on cash basis)
- sales (2)	$1,185.86
- refinancing	$—
- operations	$14.73
- other	$—

Receivable on net purchase money financing	$—

(1)	The Will Partners property was contributed to GC REIT on 06/04/10.
(2)	The distribution represents the equity interests contributed to GC REIT by certain Will Partners investors.

Past performance is not necessarily indicative of future results

TABLE IV

RESULTS OF COMPLETED PROGRAMS (UNAUDITED) – (Continued)

Program Name	Carlsbad Investors, LLC
Dollar amount raised	$15,500,000
Number of properties purchased	1
Date of closing of offering	02/10/06
Date of first sale of property	05/13/11(1)
Date of final sale of property	05/13/11(1)

Tax and Distribution Data Per $1,000 Investment Through 05/13/11
Federal income tax results:
Ordinary income (loss)
- from operations	$36.89
- from recapture	$—
Capital gain (loss)	$—
Deferred gain
- capital	$—
- ordinary	$—

Cash distributions to investors
Source (on GAAP basis)
- investment income	$36.89
- return of capital	$—
Source (on cash basis)
- sales (2)	$502.52
- refinancing	$—
- operations	$36.89
- other	$5.18

Receivable on net purchase money financing	$—

(1)	The Carlsbad property was purchased by GC REIT on 05/13/2011.
(2)	The distribution represents the equity interests contributed to GC REIT by certain Carlsbad investors.

Past performance is not necessarily indicative of future results

TABLE IV

RESULTS OF COMPLETED PROGRAMS (UNAUDITED) – (Continued)

Program Name	1200 Ashwood
Dollar amount raised	$13,110,000
Number of properties purchased	1
Date of closing of offering	06/01/04
Date of first sale of property	07/06/11	(1)
Date of final sale of property	07/06/11	(1)

Tax and Distribution Data Per $1,000 Investment Through 07/06/11
Federal income tax results:
Ordinary income (loss)
- from operations	$(51.29)
- from recapture	$—
Capital gain (loss)	$—
Deferred gain
- capital	$—
- ordinary	$—
Cash distributions to investors
Source (on GAAP basis)
- investment income	$—
- return of capital	$—
Source (on cash basis)
- sales (1)	$—
- refinancing	$—
- operations	$—
- other	$—

Receivable on net purchase money financing	$—

(1)	The lender elected to foreclose on the property through the exercise of a power of sale on July 6, 2011.

Past performance is not necessarily indicative of future results

TABLE IV

RESULTS OF COMPLETED PROGRAMS (UNAUDITED) – (Continued)

Program Name	Hookston Square
Dollar amount raised	$17,000,000
Number of properties purchased	1
Date of closing of offering	08/19/05
Date of first sale of property	10/14/11	(1)
Date of final sale of property	10/14/11	(1)

Tax and Distribution Data Per $1,000 Investment Through 10/14/11
Federal income tax results:
Ordinary income (loss)
- from operations	$(46.55)
- from recapture	$—
Capital gain (loss)	$—
Deferred gain
- capital	$—
- ordinary	$—
Cash distributions to investors
Source (on GAAP basis)
- investment income	$—
- return of capital	$—
Source (on cash basis)
- sales (1)	$—
- refinancing	$—
- operations	$—
- other	$—

Receivable on net purchase money financing	$—

(1)	The lender elected to foreclose on the property through the exercise of a power of sale on October 14, 2011.

Past performance is not necessarily indicative of future results

TABLE IV

RESULTS OF COMPLETED PROGRAMS (UNAUDITED) – (Continued)

Program Name	Griffin Capital (Puente Hills) Investors, LLC
Dollar amount raised	$9,150,000
Number of properties purchased	1
Date of closing of offering	09/08/06
Date of first sale of property	05/07/10	(1)
Date of final sale of property	05/07/10	(1)

Tax and Distribution Data Per $1,000 Investment Through 05/07/10
Federal income tax results:
Ordinary income (loss)
- from operations	$(4.84)
- from recapture	$—
Capital gain (loss)	$—
Deferred gain
- capital	$—
- ordinary	$—
Cash distributions to investors
Source (on GAAP basis)
- investment income(2)	$14.49
- return of capital	$—
Source (on cash basis)
- sales	$—
- refinancing	$—
- operations	$(4.84)
- other	$19.34

Receivable on net purchase money financing	$—

(1)	The property was sold on May 7, 2010 for $4.5 million. At the time of the sale, the debt on the property was $15.6 million. The proceeds from the sale were used to pay down the debt.
(2)	Represents final cash distribution paid to lender, on behalf of the investors, as part of settlement.

Past performance is not necessarily indicative of future results

TABLE IV

RESULTS OF COMPLETED PROGRAMS (UNAUDITED) – (Continued)

Program Name	Griffin Capital (Waterford) Investors, DST
Dollar amount raised	$6,917,963
Number of properties purchased	1
Date of closing of offering	—	(1)
Date of first sale of property	09/16/11
Date of final sale of property	09/16/11

Tax and Distribution Data Per $1,000 Investment Through 09/16/11
Federal income tax results:
Ordinary income (loss)
- from operations	$74.69
- from recapture	$—
Capital gain (loss)	$—
Deferred gain
- capital	$—
- ordinary	$—
Cash distributions to investors
Source (on GAAP basis)
- investment income	$—
- return of capital	$—
Source (on cash basis)
- sales (1)	$1,000.00
- refinancing	$—
- operations	$73.89
- other	$—

Receivable on net purchase money financing	$—

(1)	The property was sold on September 16, 2011 prior to the program closing.

Past performance is not necessarily indicative of future results

TABLE V

SALES OR DISPOSALS OF PROPERTIES (UNAUDITED)

The following table sets forth sales or other disposals of properties by Prior Real Estate Programs in the most recent three years ended December 31, 2011.

			Selling Price, Net of Closing Costs and GAAP Adjustments
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale (Fair Value)	Equity Issued(4)	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP(5)	Total
1200 Ashwood(1)	08/16/04	07/06/10	$—	$14,111,539	$—	$—	$—	$14,111,359
Will Partners Investors, LLC	01/07/05	06/04/10	$2,253,617	$16,571,657	$7,480,000	$—	$—	$26,305,274
Hookston Square(2)	09/29/05	10/14/11	$—	$30,037,624	$—	$—	$—	$30,037,624
Carlsbad Investors, LLC	02/10/06	05/13/11	$13,785,561	$34,837,746	$7,788,990	$—	$(412,297)	$56,000,000
Puente Hills(3)	11/08/06	05/07/10	$4,500,000	$15,600,000	$—	$—	$—	$20,100,000
Waterford	06/09/10	09/16/11	$13,420,540	$24,329,460	$—	$—	$—	$37,750,000

	Cost of Properties Including Closing and Soft Costs
Property	Original mortgage financing	Total acquisition cost, capital improvement closing and soft costs	Equity issued in excess of acquisition and closing costs	Total	Excess (deficiency) of property operating cash receipts over cash expenditures
1200 Ashwood(1)	$15,500,000	$3,605,000	$9,505,000	$28,610,000	$3,083,311
Will Partners Investors, LLC	$17,649,362	$—	$6,350,638	$24,000,000	$3,651,106
Hookston Square(2)	$30,500,000	$4,200,000	$12,800,000	$47,500,000	$5,931,637
Carlsbad Investors, LLC	$37,000,000	$1,440,000	$14,060,000	$52,500,000	$8,246,193
Puente Hills(3)	$15,600,000	$818,000	$8,332,000	$24,750,000	$1,275,615
Waterford	$25,000,000	$2,662,000	$11,438,000	$39,100,000	$1,648,733

(1)	The lender elected to foreclose on the property through the exercise of a power of sale on July 6, 2010. Thus, the amount reflected in the table is the amount of the debt as of the foreclosure sale date, which amount was forgiven by the lender.
(2)	The lender elected to foreclose on the property through the exercise of a power of sale on October 14, 2011. Thus, the amount reflected in the table is the amount of the debt as of the foreclosure sale date, which amount was forgiven by the lender.
(3)	The property was sold for $4.5 million on May 7, 2010 by a receiver appointed by the lender. At the time of the sale, the debt on the property was $15.6 million. The proceeds from the sale were used to pay down the debt, and the remaining balance of the loan, approximately $11.1 million, was forgiven.
(4)	Represents the limited partnership units issued by the operating partnership of GC REIT for the contributed equity interest of the investors.
(5)	The program assumed the in-place mortgage as of the acquisition date. The adjustment represents a debt premium to reflect the debt at fair market value.

Past performance is not necessarily indicative of future results